Exhibit 2

Securities Code: 9938

June 5, 2013

To Our Shareholders,

10-9, Shinmachi 1-chome, Nishi-ku, Osaka

Sumikin Bussan Corporation

Mitsunori Okada, Director and President

Convocation Notice of the Annual Shareholders’ Meeting

for the 90th Fiscal Year

You are cordially invited to attend the annual shareholders’ meeting for the 90th fiscal year of our company. The meeting will be held as indicated below.

If you do not attend the meeting, you can exercise your voting rights in writing. You are kindly requested to examine the Reference Documents for the Shareholders’ Meeting set out below, to indicate your vote for or against the proposed actions on the enclosed Voting Form, and to return the completed Voting Form to our company so that our company receives the completed Voting Form by 5:15 p.m. on June 20, 2013 (Thursday).

Best regards,

1.	Date and Time:	June 21, 2013 (Friday) at 10:00 a.m.

2.	Place:	Ishihara Hall
3-15, Edobori 1-chome, Nishi-ku, Osaka
(The venue is different from last year. Please refer to the “Map to the Venue of the Shareholders’ Meeting” attached at the end and make sure that you come to the right venue.)

3.	Purposes of the Meeting

Matters to be Reported:

(1)	Reporting on the Business Report, the consolidated financial statements, and the results of audits of the consolidated financial statements by the accounting auditor and the board of company auditors for the 90th fiscal year (from April 1, 2012 to March 31, 2013). [omitted]

(2)	Reporting on the financial statements for the 90th fiscal year (from April 1, 2012 to March 31, 2013). [omitted]

Rule 802 Legend

(for those resident in the United States)

This exchange offer or business combination is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

Matters to be Resolved:

Item No. 1:	Appropriation of surplus. [omitted]

Item No. 2:	Approval for the Merger Agreement between our company and Nippon Steel Trading Co., Ltd.

Item No. 3:	Election of nine (9) directors. [omitted]

End

When you attend the Annual Shareholders’ Meeting, please submit the enclosed Voting Form at the reception desk.

Any amendments to the Reference Documents for the Shareholders’ Meeting, Business Report, financial statements, or consolidated financial statements will be posted on our company’s website (http://www.sumikinbussan.co.jp) on the Internet.

Reference documents for the General Shareholders’ Meeting

Item No. 2:	Approval for the Merger Agreement between our company and Nippon Steel Trading Co., Ltd.

Our company and Nippon Steel Trading Co., Ltd. (“Nippon Steel Trading”) (collectively, the “Companies”) agreed to start considering integrating their businesses (a merger) (“Merger”) on February 7, 2013, and repeatedly held discussions. At the board of directors’ meeting held on April 26, 2013 at each of the Companies, they resolved to integrate their businesses (merge) in accordance with the spirit of their relationship being based on equality, and they executed a merger agreement (the “Merger Agreement”) on the same date.

In this item, the shareholders are requested to approve the Merger Agreement. The reasons for the Merger, contents of the Merger Agreement, and other matters regarding this item are as follows:

1.	Reasons for the Merger

The external environment is rapidly changing in the respective business fields of the Companies including the businesses of steel, textiles, foodstuffs, raw materials and fuels, machinery, infrastructure, etc., and most significantly in the steel business field. Competition in these fields is expected to become increasingly intense in the future.

Under such conditions, the Companies have individually been searching for paths to further their growth and development, and have agreed that the Companies should aim toward achieving, through the integration of businesses, continual growth as a trading company which develops and manages the above core business fields by combining the business resources that each company has developed, and, based on the Companies’ backgrounds as members of the Nippon Steel & Sumitomo Metal Corporation Group. The new integrated company will join together to embrace a customer-oriented perspective, improve business efficiency through effective use of business resources, accelerate a global strategy that is in tune with customer and market needs, reinforce its sales power, and expand its customer and market base.

2.	Contents of the Merger Agreement

The contents of the Merger Agreement that our company and Nippon Steel Trading executed on April 26, 2013 are as follows:

Merger Agreement (Copy)

This Merger Agreement (this “Agreement”) is made and entered into as of April 26, 2013 (the “Execution Date”), by and between Sumikin Bussan Corporation (“Sumikin Bussan”) and Nippon Steel Trading Co., Ltd. (“Nippon Steel Trading”) under the following terms and conditions, in respect of the merger contemplated between Sumikin Bussan and Nippon Steel Trading (the “Merger”).

Article 1    (Parties to and Method of Merger)

1.	Sumikin Bussan and Nippon Steel Trading shall effect the Merger under which Nippon Steel Trading will be the company surviving the absorption-type merger and Sumikin Bussan will be the company absorbed in the absorption-type merger.

2.	The trade names and addresses of Nippon Steel Trading, the company surviving the absorption-type merger, and Sumikin Bussan, the company absorbed in the absorption-type merger, under the Merger shall be as follows:

(1)	Company surviving the absorption-type merger

Trade name:         Nippon Steel Trading Co., Ltd.

Address:               2-1, Otemachi 2-chome, Chiyoda-ku, Tokyo

(2)	Company absorbed in the absorption-type merger

Trade name:         Sumikin Bussan Corporation

Address:               10-9, Shinmachi 1-chome, Nishi-ku, Osaka

3.	The trade name of the company surviving the absorption-type merger shall be Nittetsu Sumikin Bussan Kabushiki Kaisha as from the date on which the Merger takes effect (the “Effective Date”), and its head office shall be located in Minato-ku, Tokyo.

Article 2    (Number of Shares to be Delivered in Merger and Matters Regarding Allocation of Shares)

1.	Upon the Merger, Nippon Steel Trading shall deliver to the shareholders of Sumikin Bussan (excluding Sumikin Bussan and Nippon Steel Trading) the number of its common shares obtained by multiplying the total number of common shares of Sumikin Bussan held by each shareholder of Sumikin Bussan (excluding those held by Sumikin Bussan and Nippon Steel Trading) at the time immediately before the Effective Date by 1.08, as payment and equivalent thereof in place of the Sumikin Bussan shares held by such shareholders.

2.	Upon the Merger, Nippon Steel Trading shall allot to each of Sumikin Bussan’s shareholders (excluding Sumikin Bussan and Nippon Steel Trading) at the time immediately before the Effective Date, 1.08 common shares of Nippon Steel Trading per common share of Sumikin Bussan held by each such shareholder.

Article 3    (Amount of Stated Capital and Reserves to be Increased through Merger)

The amount of stated capital of Nippon Steel Trading that will be increased through the Merger and the amount of its stated capital after the merger, shall be as specified below. The amount of capital reserves and earned reserves shall not be increased. However, in the case of any change in circumstances before the Effective Date, these amounts may be changed upon agreement between Sumikin Bussan and Nippon Steel Trading through mutual consultations.

Amount of increase in the stated capital:	3,585 million yen
Amount of stated capital after the merger:	12,335 million yen

Article 4    (Effective Date)

The Effective Date shall be October 1, 2013. However, if the necessity arises in light of the progress of the Merger procedures or if otherwise required, the Effective Date may be changed upon agreement between Sumikin Bussan and Nippon Steel Trading through mutual consultations.

Article 5    (Shareholders’ Meeting Approving Merger)

Sumikin Bussan and Nippon Steel Trading shall each hold a shareholders’ meeting (the “Shareholders’ Meeting Approving Merger”) no later than the date preceding the Effective Date, and seek approval of this Agreement and of the matters necessary for the Merger.

Article 6    (Directors and Company Auditors Appointed upon Merger)

1.	The persons of Nippon Steel Trading who newly assume office as its directors and company auditors upon the Merger (the “Directors and Company Auditors Appointed upon Merger”) shall be as follows, and the assumption of office shall take effect as of the Effective Date.

Directors:	Ichiro Miyasaka, Mitsunori Okada, Tsuneaki Eguchi, Kenji Kamata, Etsuo Shimotori, Kurita Keiji, Masaharu Takeda, Gashun Amaya
Company auditor:	Nobuyuki Arayashiki, Tsuyoshi Watanabe

2.	The directors and company auditors of Nippon Steel Trading incumbent as of the date preceding the Effective Date who continue to hold the office of its directors and company auditors following the Effective Date (the “Continuing Directors and Company Auditors upon Merger”) shall be as follows.

Directors:	Kenji Hiwatari, Kazuo Yamaguchi, Akio Tamagawa, Akio Uemura, Satoshi Kazusa, Tetsuo Imakubo
Company auditors:	Yasuhiro Imabayashi, Yoshihiro Ogura, Yutaka Tkeuchi

3.	Nippon Steel Trading shall present to its Shareholders’ Meeting Approving Merger for approval, an agenda proposing the election of the Directors and Company Auditors Appointed upon Merger as directors and company auditors of Nippon Steel Trading as of the Effective Date, subject to the condition precedent that the Merger becomes effective.

Article 7    (Due Care of a Prudent Manager)

Sumikin Bussan and Nippon Steel Trading shall, during the period from the Execution Date through the Effective Date, each execute their business and control and manage their assets with the due care of a prudent manager and within the scope of their ordinary business, and each party shall obtain the other party’s prior written consent if it disposes of any important assets, assumes any debt or liability, or otherwise engages in any act that may materially affect its business.

Article 8    (Limit of Dividend of Surplus)

1.	Sumikin Bussan may pay a cash dividend of surplus not exceeding 8 yen per common share and a total of 1,294,736,864 yen to the shareholders entered or recorded in the shareholders’ register as of March 31, 2013, within the limit of the amount distributable under law, pursuant to a resolution by its general shareholders meeting.

2.	Nippon Steel Trading may pay a cash dividend of surplus not exceeding 4 yen per common share and a total of 538,098,344 yen to the shareholders entered or recorded in the shareholders’ register as of March 31, 2013, within the limit of the amount distributable under law, pursuant to a resolution by its general shareholders meeting.

Article 9    (Limit of Interim Dividend)

1.	Sumikin Bussan may pay a cash dividend of surplus not exceeding 6 yen per common share and a total of 971,052,648 yen to the shareholders entered or recorded in the shareholders’ register as of September 30, 2013, within the limit of the amount distributable under law, pursuant to a resolution by its general shareholders meeting.

2.	Nippon Steel Trading may pay a cash dividend of surplus not exceeding 5 yen per common share and a total of 672,622,930 yen to the shareholders entered or recorded in the shareholders’ register as of September 30, 2013, within the limit of the amount distributable under law, pursuant to a resolution by its general shareholders meeting.

3.	If Sumikin Bussan pays a dividend of surplus pursuant to paragraph 1, Nippon Steel Trading shall, on the Effective Date of the Merger, succeed to Sumikin Bussan’s obligation to pay such dividend, and shall pay such dividend to the shareholders set forth in the preceding paragraph.

Article 10    (Continued Listing of Nippon Steel Trading Shares)

Upon the Merger, Sumikin Bussan and Nippon Steel Trading shall take the procedures required for maintaining the listing of common shares of Nippon Steel Trading on the First Section of the Tokyo Stock Exchange.

Article 11    (Officer’s Retirement Allowance)

1.	Nippon Steel Trading shall pay a retirement allowance to its directors and company auditors incumbent as of the Execution Date who are not Continuing Directors and Company Auditors upon Merger and have not received a retirement allowance for their tenure in office, pursuant to a resolution at its general shareholders meeting held on June 28, 2006.

2.	Nippon Steel Trading shall pay a retirement allowance to Sumikin Bussan’s directors and company auditors (whether Directors Appointed upon Merger or otherwise) incumbent as of the Execution Date who have not received a retirement allowance for their tenure in office pursuant to a resolution at Sumikin Bussan’s general shareholders meeting held on June 24, 2008.

Article 12    (Change of Conditions for Merger and Termination of Agreement)

If, during the period from the Execution Date through the Effective Date, any event materially impeding the effectuation of the Merger pursuant to this Agreement occurs (including the case where any event that has already occurred at the time of execution hereof is proven to be material thereafter, or where any material condition is prescribed for the merger by a fair trade commission or other governmental authority), Sumikin Bussan and Nippon Steel Trading may amend or terminate this Agreement upon agreement between them through prompt and good-faith consultations.

Article 13    (Validity)

This Agreement shall no longer be valid if it is not approved at a Shareholders’ Meeting Approving Merger held by each of Sumikin Bussan and Nippon Steel Trading provided for in Article 5 or if it is terminated in accordance with the preceding Article.

Article 14    (Consultations)

In addition to those matters prescribed in this Agreement, Sumikin Bussan and Nippon Steel Trading shall prescribe the matters necessary for the Merger in accordance with the purpose of this Agreement through consultations between both parties.

IN WITNESS WHEREOF, Sumikin Bussan and Nippon Steel Trading have executed this Agreement in duplicate by affixing their respective names and seal impressions, and each shall retain one executed copy.

April 26, 2013

Sumikin Bussan:

10-9, Shinmachi 1-chome, Nishi-ku, Osaka

Sumikin Bussan Corporation

Mitsunori Okada, President

Nippon Steel Trading:

2-1, Otemachi 2-chome, Chiyoda-ku, Tokyo

Nippon Steel Trading Co., Ltd.

Tetsuo Imakubo, President

3.	Outline of the contents specified in Article 182 of the Ordinance for Enforcement of the Companies Act

(1)	Matters regarding appropriateness of the merger consideration

(i)	Matters regarding appropriateness of the total number and allotment of the merger consideration

(A)	Allotment of shares under the Merger

	Nippon Steel Trading (company surviving the absorption-type merger)	Our Company (company absorbed in the absorption-type merger)
Allotment of shares under the Merger	1	1.08

(Note 1)	The number of shares of Nippon Steel Trading to be delivered under the Merger: 174,789,476 common shares (planned) (The number of shares of Nippon Steel Trading to be delivered under the Merger could be modified because of the change of the number of treasury shares of Sumikin Bussan, etc.)
(Note 2)	Nippon Steel Trading shares will be delivered by allotment in the ratio of 1.08 Nippon Steel Trading shares to one Sumikin Bussan share. However, no shares will be allotted as a result of the Merger with respect to 2,691,986 treasury shares (as of March 31, 2013) held by Sumikin Bussan.
(Note 3)

Handling of shares which constitute less than one share unit

As a result of the Merger, those shareholders of Sumikin Bussan who are to hold shares which constitute less than one share unit (shares which constitute less than 1,000) may demand the following related to common shares of Nippon Steel Trading. Shareholders will not be able to sell shares which constitute less than one share unit at a securities exchange.

(i)   Demand purchase of shares which constitute less than one share unit (selling shares which constitute less than 1,000)

Pursuant to Article 192 paragraph 1 of the Companies Act, those shareholders of Nippon Steel Trading who hold shares which constitute less than one share unit may demand that Nippon Steel Trading purchase such shares which constitute less than one share unit.

(ii)  Demand sale to holders of shares which constitute less than one share unit (buying shares up to 1,000 shares)

Pursuant to Article 194 paragraph 1 of the Companies Act and the provisions in the Articles of Incorporation of Nippon Steel Trading, those shareholders of Nippon Steel Trading who hold shares which constitute less than one share unit may demand that Nippon Steel Trading sell to holders of shares which constitute less than one share unit such number of shares, which together with the number of shares less than one share unit held by such holders, will constitute one share unit (1,000 share).

At present, although Nippon Steel Trading does not have provisions related to a demand for sale to holders of shares which constitute less than one share unit in its articles of incorporation, Nippon Steel Trading will include such provision in its articles of incorporation, subject to approval of the shareholders at the shareholders’ meeting to be held on June 21, 2013.

(Note 4)	To those shareholders of Sumikin Bussan who are to receive, as a result of the Merger, an allotment of a fraction of less than one share of Nippon Steel Trading, the amount equivalent to the value of such fraction will be paid in cash, pursuant to the provisions of Article 234 of the Companies Act and other applicable laws and regulations.

(B)	Basis of calculation

In order to support their respective efforts to ensure the fairness and appropriateness of the merger ratio used in the Merger (“Merger Ratio”), Sumikin Bussan and Nippon Steel Trading respectively and separately requested third-party calculation agents independent of both companies to calculate the merger ratio and received merger ratio calculation papers. Sumikin Bussan appointed SMBC Nikko Securities Inc. (“SMBC Nikko Securities”) as its third-party calculation agent, and Nippon Steel Trading appointed Nomura Securities Co., Ltd. (“Nomura Securities”) as its third-party calculation agent.

SMBC Nikko Securities performed a Market Price Analysis, since there is a market share price for the common shares of each of the Companies, as well as a Discounted Cash Flow Analysis (“DCF Analysis”) for the shares of the Companies. The ranges of the merger ratio mentioned below are the calculated ranges of the number of the common shares of Nippon Steel Trading allocated to one common share of Sumikin Bussan.

Methodology	Range of Merger Ratio
Market Price Analysis	1.06 - 1.08
DCF Analysis	1.03 - 1.40

With respect to the Market Price Analysis, the reference date is set on April 25, 2013 (the “SMBC Nikko Reference Date”), and SMBC Nikko Securities reviewed the average closing market price during the one-month period prior to the SMBC Nikko Reference Date and the average closing market price during the three-month period prior to the SMBC Nikko Reference Date, as a basis for the analysis.

In addition, as described in (F) “Measures to ensure fairness” below, pursuant to a request from the board of directors of Sumikin Bussan, SMBC Nikko Securities submitted to Sumikin Bussan an opinion (a fairness opinion) dated April 26, 2013, to the effect that the Merger Ratio is reasonable for the shareholders of Sumikin Bussan from a financial viewpoint under the below-mentioned assumptions and disclaimers.

In delivering its fairness opinion, as well as calculating the Merger Ratio as the basis for such opinion, SMBC Nikko Securities did not conduct or assume any obligation to conduct any independent verification of the accuracy or completeness of the information of Sumikin Bussan and Nippon Steel Trading (irrespective of whether the information has been disclosed to the public and is available or furnished by Sumikin Bussan and Nippon Steel Trading), including financial information and financial forecasts reviewed by SMBC Nikko Securities; therefore, SMBC Nikko Securities assumed and relied on the accuracy and completeness of all such information in delivering its opinion and calculating the Merger Ratio as the basis for such opinion.

SMBC Nikko Securities assumed that all material information of Sumikin Bussan and Nippon Steel Trading has been disclosed to the public in an appropriate manner, and that the market share prices of Sumikin Bussan and Nippon Steel Trading appropriately reflect all material information of these companies, and that there is no undisclosed information that may have a negative impact on the market share prices of Sumikin Bussan and Nippon Steel Trading, and that no change has occurred that has had a significant influence on the assets, financial conditions, operation, or future prospects of Sumikin Bussan, Nippon Steel Trading, or their affiliated companies on or after the preparation date of the latest financial statements and business plan provided to SMBC Nikko Securities.

Further, SMBC Nikko Securities did not conduct any independent evaluation or assessment of the assets or liabilities of Sumikin Bussan and Nippon Steel Trading. Moreover, based upon Sumikin Bussan’s consent, SMBC Nikko Securities assumed that the financial forecasts (including analysis and forecasts of financial effect of the Merger on Sumikin Bussan and Nippon Steel Trading) which were provided by Sumikin Bussan and Nippon Steel Trading to and analyzed by SMBC Nikko Securities were prepared based upon reasonable grounds and reflected the forecasts and judgment available to Sumikin Bussan or Nippon Steel Trading. SMBC Nikko Securities’ opinions and calculation are not intended to encourage shareholders of Sumikin Bussan to exercise their shareholders’ rights or take other related actions with respect to the Merger, nor are they intended to solicit or encourage shareholders of Sumikin Bussan or other persons to assign or receive assignment of Sumikin Bussan shares or take other actions related thereto. SMBC Nikko Securities’ opinion was prepared in light of economic, market and other conditions as of its submission date and was based upon information obtained by SMBC Nikko Securities before such date.

Meanwhile, Nomura Securities performed a Market Share Price Analysis, since there is a market share price for the common shares of each of the Companies, as well as a Comparable Companies Analysis and a DCF Analysis for the shares of the Companies. The ranges of the Merger Ratio mentioned below are the calculated ranges of the number of the common shares of Nippon Steel Trading allocated to one common share of Sumikin Bussan.

Methodology	Range of Merger Ratio
Market Share Price Analysis (Nomura Reference Date (i))	1.056 - 1.076
Market Share Price Analysis (Nomura Reference Date (ii))	1.044 - 1.218
Comparable Companies Analysis	0.955 - 1.439
DCF Analysis	0.990 - 1.269

With respect to the Market Share Price Analysis, the reference date is set on April 25, 2013 (the “Nomura Reference Date (i)”), and Nomura Securities reviewed the closing share price on the Nomura Reference Date (i); the average closing market price during the one-week period prior to the Nomura Reference Date (i); the average closing market price during the one-month period prior to the Nomura Reference Date (i); the average closing market price during the three-month period prior to the Nomura Reference Date (i); and the average closing market price during the six-month period prior to the Nomura Reference Date (i), as a basis for the analysis.

Another reference date is set on February 7, 2013 (the “Nomura Reference Date (ii)”), on which the “Concerning the Start of Consideration Regarding a Business Integration between Sumikin Bussan Corporation and Nippon Steel Trading Co., Ltd.” was announced, and Nomura Securities reviewed the closing share price on the Nomura Reference Date (ii); the average closing market price during the one-week period prior to the Nomura Reference Date (ii); the average closing market price during the one-month period prior to the Nomura Reference Date (ii); the average closing market price during the three-month period prior to the Nomura Reference Date (ii); and the average closing market price during the six-month period prior to the Nomura Reference Date (ii) as a basis for the analysis.

In calculating the Merger Ratio, Nomura Securities in principle relied on the provided information and publicly available information, assuming that all such information was accurate and complete without independent verification of the accuracy or completeness of such information. With respect to assets and liabilities (including contingent liabilities) of the Companies and their affiliated companies, Nomura Securities neither conducted an independent evaluation, appraisal or assessment, including any analysis or evaluation of each asset or liability, nor requested that a third-party institution conduct an appraisal or assessment. The calculation results of the Merger Ratio provided by Nomura Securities reflect the information and economic conditions that were available as of April 25, 2013, and it is presumed that the information on financial forecasts of the Companies has been reasonably prepared or reviewed by the management of Nippon Steel Trading based on the best currently available forecasts and judgment.

In addition, as described in “(F) Measures to ensure fairness” below, pursuant to a request from the board of directors of Nippon Steel Trading, Nomura Securities submitted to Nippon Steel Trading an opinion (a fairness opinion) dated April 26, 2013, to the effect that the Merger Ratio is reasonable for Nippon Steel Trading from a financial viewpoint under the aforementioned assumptions and certain other assumptions.

It is noted that the future profit plans, which were provided by Nippon Steel Trading to each of the third-party calculation agents as the basis of calculations in connection with the DCF Analysis, include fiscal years with significant increases in profit compared with the fiscal year immediately preceding such fiscal years. These increases reflect mainly about 10% increases in sales volumes and increases in sales prices of steel products, etc., due to improvements in external circumstances such as a weak yen, a rise in reconstruction needs and so forth.

The future profit plans of Sumikin Bussan do not include fiscal years with significant increases in profit compared with the fiscal year immediately preceding such fiscal years.

(C)	Process of calculation

Sumikin Bussan and Nippon Steel Trading carefully negotiated and discussed with each other the merger ratio, taking into account such factors as the financial position, assets and future business and performance prospects of each company, with Sumikin Bussan referring to the merger ratio calculation papers received from SMBC Nikko Securities, and Nippon Steel Trading referring to the merger ratio calculation papers received from Nomura Securities. As a result of the negotiations and discussions, today Sumikin Bussan and Nippon Steel Trading decided that the merger ratio described in (A) above is appropriate and agreed to it.

(D)	Relationship with financial advisors

SMBC Nikko Securities, which is acting as the financial advisor of Sumikin Bussan, and Nomura Securities, which is acting as the financial advisor of Nippon Steel Trading, do not constitute related parties of Sumikin Bussan and Nippon Steel Trading, respectively, and do not have any material interest to be noted in connection with the Merger.

(E)	Prospects for delisting and reasons

Due to the Merger, in accordance with the delisting standards of the relevant financial instruments exchanges, common share of Sumikin Bussan are expected to be delisted as of around September 26, 2013, from these exchanges. Common shares of Nippon Steel Trading to be delivered to shareholders of Sumikin Bussan under the Merger are listed on the first section of Tokyo Stock Exchange.

(F)	Measures to ensure fairness

In addition to receiving the merger ratio calculation paper, Sumikin Bussan received written opinions (“fairness opinions”) dated April 26, 2013, from SMBC Nikko Securities, that based upon and subject to certain conditions (including the assumptions described in (B) above), the agreed-upon merger ratio is appropriate or fair to shareholders of Sumikin Bussan from a financial viewpoint. On the other hand, in addition to receiving the merger ratio calculation paper, Nippon Steel Trading received written opinions (“fairness opinions”) dated April 26, 2013, from Nomura Securities, that based upon and subject to certain conditions (including the assumptions described in (B) above), the agreed-upon merger ratio is appropriate or fair from a financial viewpoint to Nippon Steel Trading.

(G)	Measures to avoid conflicts of interest

In connection with the Merger, Sumikin Bussan and Nippon Steel Trading have not taken special measures to avoid conflicts of interest because there is no conflict of interest between Sumikin Bussan and Nippon Steel Trading.

(ii)	Matters regarding appropriateness of the amount of stated capital and reserves of Nippon Steel Trading

The amounts of increase in Nippon Steel Trading’s stated capital, capital reserve, and retained earnings reserve due to the Merger are as follows.

The Companies made this decision within the limits permitted by laws and regulations, comprehensively taking into account various matters, including the capital policy of Nippon Steel & Sumikin Bussan Corporation. Our company thinks that this decision is appropriate.

(A)	Amount of increase in the stated capital: 3 billion 585 million yen

(B)	Amount of increase in the capital reserve: 0 yen

(C)	Amount of increase in the retained earnings reserve: 0 yen

(2)	Matters for reference regarding the merger consideration

(i)	The contents of the articles of incorporation of Nippon Steel Trading

Articles of Incorporation of Nippon Steel Trading Co., Ltd.

CHAPTER I    GENERAL PROVISIONS

Article 1    (Name of the Company)

The name of the Company shall be Nittetsu Shoji Kabushiki Kaisha and it shall be called in English NIPPON STEEL TRADING CO., LTD.

Article 2    (Objects of the Company)

The objects of the Company shall be to engage in the following businesses:

1)	Purchase and sale of, and foreign trade in relation to the following goods:

a.	Iron and steel and non-ferrous metals, including their raw materials, products, by-products, ores and mineral products;

b.	Industrial machinery and instruments for producing or processing metal, for construction, etc.; electrical machinery and instruments; electronic communication machinery and equipment; precision machinery and instruments (including measuring instruments and medical machinery and equipment); transport machinery and equipment such as aircraft, ships, vehicles, etc.; optical machinery and instruments; machines and tools; and installations and components related thereto;

c.	Equipment, machines and instruments for the prevention of environmental pollution, for waterworks and sewerage, for ocean development, for buildings and improvements, for automatic vending, for storage, for clerical work and for housing, etc.;

d.	Ceramics, earthenware and stoneware; timber and wood products; furniture; and materials for construction and civil engineering;

e.	Petrochemical products; synthetic resin; rubber; leather; industrial and medical chemicals (including explosives and poisonous agents); radioisotopes; cosmetics; fertilizer; paint; dyestuffs; pigments; grease; and their raw materials;

f.	Coal, petroleum, compressed gas, liquefied gas, other fuels, their products and containers;

g.	Foodstuffs; liquor and other drinks; feeds; tobacco; salt; agricultural, daily, fishery and forestry products; and products made of the above;

h.	Textiles, pulp, paper and their raw materials and products; and

i.	Precious metals, jewels, art, antiques, interior and exterior decorations, stationery, sporting goods and daily sundries.

2)	Exploitation, manufacture, processing, design, repair and installation of any of the goods mentioned in the preceding items;

3)	Construction works; and planning, research, survey, design for and supervision of construction;

4)	Purchase, sale, exchange, lease and management of real estate; and lease of movables;

5)	Operation of medical, recreation, sporting, health-seeking and sightseeing facilities, public bathhouses and restaurants; operation of hotels; travel agencies; laundries; and businesses related to ceremonial occasions;

6)	Planning, issuing invitations for and holding trade fairs and exhibitions of domestic or foreign goods, etc., and cultural or sporting or other conventions;

7)	Purchase and sale of second-hand articles;

8)	Warehousing;

9)	Land and marine transportation; forwarding agencies; transportation in ports and bays; and air transportation;

10)	Leasing;

11)	Purchase, sale and exploitation of such intangible property rights as industrial property rights or copyrights, know-how and software;

12)	Agriculture, stock-farming, forestry, fisheries and mining;

13)	Gathering, processing and providing various types of information;

14)	Electronic communications, broadcasting, advertising, publishing and printing;

15)	Contracting to handle various businesses such as document preparation, secretarial work, reception, interpretation, translation, telephone operation, communication equipment operation, and system programming;

16)	Providing temporary workers;

17)	Security;

18)	Finance;

19)	Various types of educational and training businesses;

20)	Agency, brokerage, wholesaling, intermediation and consignment relating to the businesses specified above;

21)	Non-life insurance agencies; insurance agencies under the Automobile Accident Compensation Liability Act; and life insurance sales intermediation;

22)	Any and all businesses incidental or relating to any of the foregoing items.

Article 3    (Location of Principal Office)

The Company shall have its principal office in Chiyoda-ku, Tokyo.

Article 4    (Organizations)

The Company shall have the following organizations, in addition to shareholders meeting and directors:

1)	Board of Directors

2)	Auditors

3)	Board of Auditors; and

4)	Accounting Auditors.

Article 5    (Method of Public Notice)

The method of public notice of the Company shall be electronic public notice. However, in the case where the Company is unable to make electronic public notice due to accidents or other unavoidable reasons, the public notices of the Company shall be given by inserting them in the Nihon Keizai Shimbun published in Tokyo.

CHAPTER II    SHARES

Article 6    (Total Numbers of Authorized Shares to be Issued)

The total number of authorized shares to be issued by the Company shall be 232,000,000 (two hundred and thirty-two million).

Article 7    (Number of Shares One Unit of Trading)

The unit of trading for shares of the Company shall be 1,000 (one thousand).

Article 8    (Rights of Shareholders with Fractional Shares)

Shareholders of the Company may not exercise any rights with respect to such Fractional Shares, other than the rights as set forth below:

1)	Rights as set forth in each item, Paragraph 2 of Article 189 of the Corporate Law;

2)	Right to make a demand under Paragraph 1 of Article 166 of the Corporate Law;

3)	Rights to receive allocation of shares for subscription and the share options for subscription, pro rata to the number of shares owned by the shareholders.

Article 9    (Administrator of Shareholder Registry)

The Company shall appoint an administrator of shareholder registry. The administrator of shareholder registry and its place of business shall be determined by a resolution of the Board of Directors and shall be notified publicly.

The Register of Shareholders and the share option registry of the Company shall be prepared and kept by the administrator of shareholder registry. The Company shall delegate to the administrator of shareholder registry and shall not itself handle preparation, storage and other matters relating to the Register of Shareholders of the Company and share option registry.

Article 10    (Rules of Handling Shares)

The treating of shares of the Company shall be in accordance with the Shares Handling Rules prescribed by the Board of Directors as well as with the Articles of Incorporation.

Article 11    (Record Date)

The shareholders specified or recorded in the final Register of Shareholders of the Company of March 31 each year as the shareholders entitled to exercise the voting rights shall be the shareholders entitled to exercise the rights at the annual general shareholders’ meeting pertaining to the financial year ending on that date.

In addition to the cases provided for under the Articles of Incorporation, if it is necessary to determine the persons entitled to exercise such rights, the Company may, by giving an advance public notice, deem the shareholders as the shareholders entitled to exercise the voting rights or the registered pledgees of shares or recorded in the Register of Shareholders of the Company as of a certain date as the shareholders or the registered pledgees of shares entitled to exercise such rights.

CHAPTER III    GENERAL SHAREHOLDERS’ MEETING

Article 12    (Convocation of General shareholders’ meeting)

The annual general shareholders’ meeting shall be convened in June each year, and an extraordinary general shareholders’ meeting shall be convened as the need arises.

Article 13    (Online Disclosure of Reference Documents for General Meeting of Shareholders and Deemed Provision)

The Company may deem to have provided shareholders with information relating to matters to be provided or indicated in the reference documents for a general meeting of shareholders, business reports and financial reports by disclosing them using the Internet in accordance with the provision of the related laws.

Article 14    (Location of General Shareholders’ Meeting)

The Company shall hold the general shareholders’ meetings at each ward in the Tokyo area.

Article 15    (Chairman of General shareholders’ meeting)

The general shareholders’ meeting shall be convened and presided over by the President of the Company. In case the President is unable to act, one of the other Directors shall act in his place in accordance with the order predetermined by the Board of Directors.

Article 16    (Method of Resolution of the General Meeting)

A resolution of the general shareholders’ meeting shall be adopted by a majority vote of the Shareholders present who are entitled to exercise the voting rights, unless otherwise provided for in laws and regulations or the Articles of Incorporation.

Resolutions as provided for in Paragraph 2 of Article 309 of the Corporate Law shall require the attendance of Shareholders having 1/3 (one-third) or greater of votes of shareholders who are entitled to exercise the voting rights and the approval by 2/3 (two-thirds) or greater of votes of such shareholders present.

Article 17    (Voting by Proxy)

A Shareholder may exercise his/her voting rights through a proxy, who shall be another Shareholder with voting rights in the Company.

CHAPTER IV    DIRECTORS AND BOARD OF DIRECTORS

Article 18    (Number of Directors)

The Company shall have not less than 3 (three) Directors.

Article 19    (Election of Directors)

Directors shall be elected at a general shareholders’ meeting.

A resolution for the election of Directors shall be adopted by a majority vote of the shareholders present who are entitled to exercise the voting rights and who shall represent 1/3 (one-third) or more of the voting rights of such shareholders.

Cumulative voting shall not be adopted for the election of Directors.

Article 20    (Term of Office of Directors)

The term of office of Directors shall expire at the close of the annual general shareholders’ meeting held for the first time after their election.

Article 21    (Representative Directors)

One or more Directors to represent the Company shall be appointed by a resolution of the Board of Directors.

Article 22    (Directors Holding Specific Titles)

The Company shall have a President, and, if necessary, a Chairman and a limited number of Vice Chairman, Vice Presidents, Senior Managing Directors and Managing Directors. They shall be appointed from among the Directors by a resolution of the Board of Directors.

Article 23    (Convocation of the Board of Directors)

The meeting of the Board of Directors shall be convened and presided over by the President.

In case the office of the President is unable to act, one of the other Directors shall act in his place in accordance with the order predetermined by the Board of Directors.

Notices of meetings of the Board of Directors shall be sent to each Director and each Auditor at least 3 (three) days prior to the date of such meeting, provided, however, that in an emergency, this period of notice may be shortened.

A meeting of the Board of Directors may be held without following the procedures for convening a meeting, if all of the Directors and Auditors consent thereto.

Article 24    (Omission of Resolution of the Board of Directors Meeting)

In the event that the requirements of Article 370 of the Corporate Law are satisfied, the Company shall be deemed that a resolution of the Board of Directors has been made.

Article 25    (Rules of the Board of Directors)

The matters related to the Board of Directors shall be governed by the Rules of the Board of Directors prescribed by the Board of Directors as well as by laws and regulations and the Articles of Incorporation.

Article 26    (Remuneration, etc. for Directors)

Remuneration, bonuses or other financial benefits received from the Company as consideration for the execution of the duties of Director’s performance of his/her duties (hereinafter referred to as “Remunerations.”) shall be determined by resolution of the shareholders’ meeting.

Article 27    (Exemption of the Directors from Liability)

The Company may, pursuant to applicable laws and regulations and by a resolution of the Board of Directors, exempt the Directors from the liability thereof.

CHAPTER V    AUDITORS AND BOARD OF AUDITORS

Article 28    (Number of Auditors)

The Company shall have not less than 3 (three) Auditors.

Article 29    (Election of Auditors)

Auditors shall be elected at a general shareholders’ meeting.

A resolution for the election of Auditors shall be adopted by a majority vote of the shareholders present who are entitled to exercise the voting rights and who shall represent 1/3 (one-third) or more of the voting rights of shareholders present at the meeting.

Article 30    (Effect of the Pre-election of Substitute Auditor)

In the case that a Substitute Auditor is elected at the shareholders’ meeting in preparation for the vacancy of an Auditor’s position, the effective term of such election of Substitute Auditor shall expire at the close of the annual general shareholders’ meeting held with respect to the last financial year ending within 4 (four) years on and after his/her election.

Article 31    (Term of Office of Auditors)

The term of office of Auditors shall expire at the close of the annual general shareholders’ meeting held with respect to the last financial year ending within 4 (four) years after their assumption of office.

The term of office of those Auditors who are elected to fill vacancies of an Auditor who resigned before the expiration of his/her term of office shall expire at such time as the term of office of the retired Auditors expires.

Article 32    (Convocation of the Board of Auditors)

Notices of meetings of the Board of Auditors shall be sent to each Auditor at least 3 (three) days prior to the date of such meeting, provided, however, that in an emergency, this period of notice may be shortened.

A meeting of the Board of Auditors may be held without following the procedures for convening a meeting, if all of the Auditors consent thereto.

Article 33    (Rules of the Board of Auditors)

The matters relating to the Board of Auditors shall be governed by the Rules of the Board of Auditors prescribed by the Board of Auditors as well as by laws and regulations and the Articles of Incorporation.

Article 34    (Full-time Auditors and Standing Auditors)

The Board of Auditors shall appoint full-time Auditors from among their number by the resolution of the Board of Auditors. The Board of Auditors may, if necessary, elect a limited number of Standing Auditors who shall be elected by its resolution from among their number.

Article 35    (Remuneration, etc., for Auditors)

The remuneration, etc., for Auditors shall be determined by the general shareholders’ meeting.

Article 36    (Exemption of the Auditors from Liability)

The Company may, pursuant to applicable laws and regulations and by the resolution of the Board of Directors, exempt the Auditors from the liability thereof.

The Company may, pursuant to applicable laws and regulations, conclude a contract with an Outside Auditor to limit his liability up to the limit stipulated by applicable laws and regulations.

CHAPTER VI     ACCOUNTING

Article 37    (Financial Year)

The financial year of the Company shall be from April 1 of each year to March 31 of the following year.

Article 38    (Corporate Organ to decide the distribution of dividends)

Except where otherwise provided for in a law or a regulation, the Company may decide the dividends from retained earnings and the matters related to the acquisition of the treasury stock in each item of Paragraph 1 of Article 459 of the Corporate Law by the resolution of the Board of Directors Meeting.

Article 39    (Record Date of Distribution of Dividends from Retained Earnings)

The Company may distribute dividends from retained earnings to shareholders or registered pledgees of shares who are stipulated or recorded as such in the final Register of Shareholders as of March 31 each year.

The Company may distribute interim dividends from retained earnings to shareholders or registered pledgees of shares who are stipulated or recorded as such in the final Register of Shareholders as of September 30 each year.

In addition to the above two paragraphs, the Company may decide the record date and distribute retained earnings by the resolution of Board of Directors Meeting.

Article 40    (Expiration Period of Liability for Dividends from Retained Earnings)

The Company shall be relieved of its liabilities to pay dividends from retained earnings upon expiration of 3 (three) full years after the commencement date of such payment.

(ii)	Matters regarding the method of realizing the merger consideration

(A)	Market on which the merger consideration is traded

Nippon Steel Trading shares are traded on the first section of the Tokyo Stock Exchange.

(B)	Persons acting as a broker, intermediary, or agent for the trading of the merger consideration

Brokerage, intermediation, and so on for the trading of Nippon Steel Trading shares are conducted at each securities company, etc. across the country.

(C)	Contents of restrictions on the transfer or other disposition of the merger consideration, if any

Not applicable.

(iii)	Matters regarding the market price of the merger consideration

The history of the share price for Nippon Steel Trading shares over the past six months at the first section of the Tokyo Stock Exchange is as follows:

Month	Nov. 2012	Dec.	Jan. 2013	Feb.	Mar.	Apr.
Highest share price (yen)	193	230	258	297	329	310
Lowest share price (yen)	167	188	226	251	280	268

(3)	Contents of Nippon Steel Trading’s balance sheet for each business year ending within the past five years.

Nippon Steel Trading submitted an annual securities report every business year, pursuant to Article 24, paragraph 1 of the Financial Instruments and Exchange Act.

(4)	Matters regarding appropriateness of the provisions on share options

Not applicable.

(5)	Nippon Steel Trading’s financial statements, etc. for the most recent business year

The contents of Nippon Steel Trading’s financial statements, etc. for the most recent business year are as set forth in Attachment: The Contents of the Financial Statements, etc. for the Most Recent Fiscal Year of Nippon Steel Trading Co., Ltd. (supplement of Reference Documents for the General Shareholders’ Meeting).

(6)	Details of events that occurred in our company or Nippon Steel Trading after the last day of the most recent business year and which have a significant impact on the status of the respective corporate property

(i)	Our company

Not applicable.

(ii)	Nippon Steel Trading

Not applicable.

Attachment:	The Contents of the Financial Statements, etc. for the Most Recent Fiscal Year of Nippon Steel Trading Co., Ltd.

Business Report

For the Fiscal Year From

April 1, 2012 to

March 31, 2013

1.	Current Status of the Group

(1)	Business Developments and Results

(i)	Economic environment

During the 2012 fiscal year, the global economy grew at a slower pace than the previous year. Among developed countries, the United States underwent a moderate recovery thanks to an upturn in the housing market and other factors, but growth in Europe turned negative due to debt issues and financial instability. Developing countries reported slower growth because of flagging exports to developed countries.

The Japanese economy did not reach full-scale recovery due to delayed reconstruction demand from the Great East Japan Earthquake and slumping exports caused by the ongoing high value of the yen and sluggish overseas economies.

(ii)	Industry conditions

Domestic demand in the steel industry remained flat from the previous fiscal year, but overseas demand recovered from the downturn caused by the earthquake the previous year, and overall demand for steel materials increased. Domestic demand from the shipbuilding and industrial machinery industries was down, but demand for construction rose, primarily in the civil engineering and public investment construction sectors. As a result, crude steel production in Japan was 107 million tons, up 0.8% from the previous year and exceeding 100 million tons for the third consecutive year.

(iii)	Group status

The measures described below were carried out in accordance with the management strategies set forth in the Medium-Term Vision, of which the fiscal year under review was the first year.

In Japan’s steel business, to reinforce community and customer-oriented sales and diversify product lines, the Group opened new regional sales branches including the Kita Kanto and Kumamoto Sales Branches and undertook market-oriented marketing including expanding sales of thin plates for conduction use in the roof and exterior sectors in the Kinki region by making use of the processing and functions of NS Okuhira Steel Co., Ltd. (established in December 2012). The Group also investigated a number of projects for implementing comprehensive reorganization and consolidation within the processing and distribution markets.

In the overseas steel business, the Group continued to expand production and sales site in Asia, where steel demand is projected to grow, including making a subsidiary out of PT. Indo Japan Steel Center, an Indonesian joint venture established with a local firm, opening a branch and increasing its work force in Dhaka, Bangladesh, deciding to expand facilities at Bangkok Eastern Coil Center Co., Ltd. to respond proactively to increasing demand for automotive steel plate in Thailand, and commencing investigation on business development in developing countries.

In the raw materials business, the Group moved forward with converting its exploration rights to mining rights for the Mozambique coking coal development project, which it is conducting as a manufacturer trading company in collaboration with Nippon Steel & Sumitomo Metal, and mining rights were obtained from the government of the Republic of Mozambique in April 2013.

In the machinery and materials business, the Group sold mechanical equipment and materials to Nippon Steel & Sumitomo Metal Group’s equipment business and took measures to expand sales of products such as compressors, steel-making equipment, and water processing facilities in the Russian market for industrial equipment with an emphasis on construction equipment.

Sales Results (net sales, ordinary income, and net income) and Financial Status

Consolidated Results	Unit: 100 Million Yen

	Fiscal Year Under Review	Prior Fiscal Year	Year-on-Year Change
	(Ended March 2013)	(Ended March 2012)	Amount	Percentage
Steel materials	8,671	8,991	(319)	(4%)
Raw materials	1,152	1,239	(87)	(7%)
Machinery & materials	439	643	(204)	(32%)
Net sales <percentage of overseas sales>	<33.0%> 10,263	<30.7%> 10,875	<2.4%> (611)	(6%)
Steel materials	71	67	3	6%
Raw materials	17	23	(5)	(23%)
Machinery & materials	8	21	(12)	(61%)
Ordinary income	97	112	(14)	(13%)
Net income	61	68	(7)	(11%)

Unconsolidated Results	Unit: 100 Million Yen

	Fiscal Year Under Review	Prior Fiscal Year	Year-on-Year Change
	(Ended March 2013)	(Ended March 2012)	Amount	Percentage
Domestic	5,995	6,659	(663)	(10%)
Trade <percentage of trade>	<34.3%> 3,128	<32.5%> 3,200	<1.8%> (72)	(2%)
Exports	2,746	2,843	(97)	(3%)
Imports	382	356	25	7%
Net sales	9,123	9,860	(736)	(7%)
Ordinary income	74	88	(14)	(16%)
Net income	50	50	(0)	(0%)

Sales volumes, particularly of exported steel materials, increased sharply during the consolidated fiscal year under review, but sales prices for steel materials were below those in the previous fiscal year, and as a result, consolidated net sales were 1,026.3 billion yen and unconsolidated net sales were 912.3 billion yen, down 6% and 7% year-on-year, respectively.

Consolidated operating income was 9.7 billion yen, down 13% from the previous year, and unconsolidated operating income was 7.4 billion yen, down 16% from the previous year.

In individual reporting segments, sale prices for steel products were lower both in Japan and overseas as a result of a softening of supply and demand, resulting in lower unconsolidated sales, but both domestic and export sales volumes were up from the previous year. Among consolidated subsidiaries, Chinese subsidiaries reported lower revenues, but overall revenues were up as a result of the consolidation of domestic coil centers and higher revenues reported by subsidiaries in the United States and Thailand. Starting in the fiscal year under review, the reporting segment for semi-finished products was changed from the raw materials segment to the steel products segment.

In the raw materials segment, handling of pig iron increased, but prices for stainless steel scrap and other materials declined, resulting in lower unconsolidated net sales. In addition, revenues reported by our subsidiary that holds coal interests in Australian were also down as a result of lower resource prices and other factors.

In the machinery and materials segment, Nippon Steel & Sumitomo Metal and other steelmakers continue to curtail capital investment, and as a result, equipment sales by the Company and by our crane manufacturing and sales subsidiary were down from the previous year. Exports of industrial machinery including construction machinery, machine parts, and pipeline steel to Russia were down in conjunction with the downturn of the European economy, and sales of our Russian subsidiary, which is active in the construction machinery business, were down.

The overseas sales ratio was 33.0%, and the unconsolidated foreign trade ratio was 34.3%, increases of 2.4 points and 1.8 points, respectively.

As a result of 200 million yen in extraordinary income from reversal of allowances for compensation losses reported in prior fiscal years and extraordinary losses of 200 million yen from loss on evaluation of investment securities and loss from modification of retirement benefit systems by affiliates, consolidated net income was 6.1 billion yen, down 11% year-on-year, and unconsolidated net income was nearly flat at 5.0 billion yen.

Consolidated retained earnings were 36.5 billion yen and unconsolidated retained earnings were 18.8 billion yen. Shareholders’ equity was 52.8 billion yen consolidated and 36.6 billion yen unconsolidated, and the equity ratio increased 5.4 points to 20.1% consolidated, and 5.1 points to 18.7% unconsolidated compared to the previous fiscal year.

Borrowings were 65.8 billion yen consolidated and 52.7 billion yen unconsolidated. The debt-to-equity ratios were 1.2 times consolidated and 1.4 times unconsolidated, each up 0.1 points from the previous fiscal year.

The Board will propose to the ordinary general shareholders meeting a year-end dividend of four yen per share as initially announced (for a total dividend of eight yen for the year when combined with the four-yen interim dividend).

(2)	Capital Investment

During the fiscal year under review, the Group made approximately 1.2 billion yen in capital investments (including intangible fixed assets). The main overseas investments were for construction of a building by PT Indo-Japan Steel Center in Indonesia and updating facilities of Bangkok Eastern Coil Center Co., Ltd., and the main domestic investments were updating facilities of NSM Coil Center Co., Ltd.

(3)	Issues to Be Addressed

The United States economy is expected to undergo a modest recovery including continued improvement in the housing sector, but there is a strong likelihood of protracted stagnation in Europe, and as a result, growth in developed countries is expected to remain flat from the previous year. In emerging market and developing countries, solid consumer demand and recovering exports are expected to push growth up slightly higher than the previous year.

In Japan, large-scale quantitative easing by the Bank of Japan and economic stimulus measures under the new government are expected to bring about steady economic recovery. In addition, depreciation of the yen as well as improving economies overseas will likely result in a moderate recovery in exports.

In the steel industry, growth in China is slowing, but demand for steel in other emerging market countries is increasing, and as a result, steel consumption in 2013 is expected to grow by about 3% from the previous year. Also, capital investment generated by full-scale reconstruction from the 2011 earthquake as well as improving consumer confidence will lead to a recovery in domestic demand. Exports are expected to increase as a result of improving economies overseas and the declining value of the yen, but there are concerns that supply and demand in Asia will continue to soften.

<Managerial integration with Sumikin Bussan>

The Company and Sumikin Bussan reached agreement on February 7, 2013 concerning the commencement of investigations towards integration of their businesses, and following repeated discussions, a merger agreement was executed on April 26.

The two companies agreed that through the integration of their businesses, they will combine the management resources that each has accumulated and, with the Nippon Steel & Sumitomo Metal Group behind them, will comprehensively develop core businesses including steel, textiles, foodstuffs, raw materials, machinery, and infrastructure, thereby seeking sustainable growth.

If the general shareholders meetings of both companies approve the merger, the integrated company will effectively use the integrated management resources to raise business efficiency, accelerate global strategies tailored to customer and market needs, reinforce sales capabilities, and expand customer and market bases.

The Company requests understanding concerning its current circumstances and the support of its shareholders.

(4)	Changes in Assets and Profit and Loss

	Unit: Million Yen

Category	FY 2009 33rd Term	FY 2010 34th Term	FY 2011 35th Term	FY 2012 36th Term (term under review)
Net sales	919,691	1,079,508	1,087,512	1,026,354
Ordinary income	7,883	12,753	11,232	9,782
Net income (net income per share)	5,245 (37.83 yen)	7,432 (54.38 yen)	6,876 (50.70 yen)	6,138 (45.64 yen)
Net assets (net assets per share)	48,509 (291.90 yen)	55,967 (319.60 yen)	58,189 (345.44 yen)	62,848 (392.77 yen)
Total assets	309,698	332,390	333,358	262,171

Note:	In calculation of net assets per share for the 2009 to 2011 fiscal years (33rd to 35th terms), the number of Class B shares issued was multiplied by 20 in conjunction with the provisions of the Articles of Incorporation in effect at that time concerning the distribution of surplus assets to Class B shares (all shares were canceled on June 29, 2012).

(5)	Status of Parent Company and Principal Subsidiaries

(i)	Status of parent company

Not applicable.

(ii)	Status of principal subsidiaries

Name	Capital	Company’s ownership	Principal business activities
		%
NSM Coil Center Co., Ltd.	400 million yen	61.0	Shearing and sale of steel plates and sheets
Shin-ei Kiko Co., Ltd.	100 million yen	55.0	Processing and sale of stainless steel plates and sheets
Nittetsu Shoji Welding Materials Co., Ltd.	50 million yen	86.0	Sale of welding materials and equipment
Nippon Steel Trading America, Inc.(United States)	US$10.3 million	100.0	Import and export of processed iron and steel products, raw materials, fuels, commodities, and machinery
Shenzhen NS Steel Centre Co., Ltd. (China)	US$10.0 million	79.9	Shearing and sale of steel plates and sheets
Dongguan Tetsuwa Metals Co., Ltd. (China)	US$10.0 million	46.0	Shearing and sale of steel plates and sheets
Nippon Steel Trading (H.K.) Co., Ltd.(China)	HK$46.5 million	100.0	Import and export of processed iron and steel products
Nippon Steel Trading (Thailand) Co., Ltd. (Thailand)	100.0 million Thai baht	100.0	Import and export of processed iron and steel products
Siam lotus Co., Ltd. (Thailand)	10.0 million Thai baht	49.0	Import and export of processed iron and steel products

(6)	Principal Business Activities

Business	Main Products
Steel Products	H-section steel, section steel, steel reinforcing bar, wire, rail, heavy and medium plates, hot rolled sheets, cold rolled sheets, surface-treated steel sheets, tin plates, electrical steel sheets, steel pipe piles, various steel pipes, steel sheet piles, civil engineering construction materials, building construction materials, construction, specialty steels, stainless steel, titanium products, semi-finished products

Raw Materials	Coal, steel scrap, ferro-alloys, pig iron, steel-making secondary materials, oil, lubricating oils, bunker oil, coke, non-ferrous metals, stainless steel scrap

Equipment and industrial machinery	Steel-making machinery, civil engineering and mining machinery, other industrial machinery, plant steel materials, electrical and telecommunications measuring instruments, cranes, machine parts, pressed rolls. office equipment

(7)	Principal Branches and Plants

Nippon Steel Trading	Head Office (Tokyo) Osaka Sales Office, Nagoya Sales Office, Kyushu Sales Office (Fukuoka)
Main subsidiaries

NSM Coil Center Co., Ltd. (Tokyo)

Shin-ei Kiko Co., Ltd. (Osaka)

Nittetsu Shoji Welding Materials Co., Ltd. (Tokyo)

Nippon Steel Trading America, Inc. (United States)

Shenzhen NS Steel Centre Co., Ltd. (China)

Dongguan Tetsuwa Metals Co., Ltd. (China)

Nippon Steel Trading (H.K.) Co., Ltd.(China)

Nippon Steel Trading (Thailand) Co., Ltd. (Thailand)

Siam Lotus Co., Ltd. (Thailand)

(8)	Employees

(i)	Group employees

Number of Employees	Change from end of Prior Fiscal Year
2,228	-3

Note:	The number of employees is the number of hired employees.

(ii)	Nippon Steel Trading Employees

Number of Employees	Change from end of Prior Fiscal Year	Average Age	Average Length of Employment
602	-14	39 years 7 months	12 years 6 months

Notes	1. The number of employees is the number of hired employees.
2. The number of employees excludes 120 seconded employees.

(9)	Main Lenders

Lender	Loan Amount
Million Yen
Bank of Tokyo-Mitsubishi UFJ, Ltd.	17,257
Mizuho Corporate Bank, Ltd.	12,592
Sumitomo Mitsui Banking Corporation	9,368

(10)	Funds Procurement

The Company has entered into long-term commitment line agreements for 15 billion yen with its main financial institutions to ensure stability and liquidity in the procurement of funds.

2.	Shares of the Company

(1) Total number of shares issued	134,801,000 (including 276,414 shares of treasury stock)
(2) Total number of shareholders	5,720
(3) Major shareholders

Shareholder Name	Number of Shares Held (thousands)	Shareholding Ratio (%)
Nippon Steel & Sumitomo Metal Corporation	43,580	32.4%
Mitsui & Co., Ltd.	33,831	25.1%
Nippon Steel Trading Company Employee Shareholding Association	2,335	1.7%
Masayoshi Yamauchi	2,083	1.5%
Godo Steel, Ltd.	1,993	1.5%
Nakayama Steel Works, Ltd.	1,674	1.2%
Japan Trustee Services Bank, Ltd. (trust account)	1,633	1.2%
Nippon Denko Co., Ltd.	1,401	1.0%
Topy Industries, Ltd.	1,366	1.0%
SNT Corporation	1,300	1.0%

Note:	Shareholding ratios exclude 276,414 shares of treasury stock.

(4)	Other Significant Matters Relating to Shares

Not applicable.

3.	Matters Concerning Share Warrants of the Company

Not applicable.

4.	Corporate Officers

(1)	Names of Directors and Corporate Auditors

Position	Name	Areas of Responsibility and Concurrent Positions
Representative director and president	Tetsuo Imakubo

Director	Kazuo Yamaguchi	Manages overseas steel business administration, steel product exports, automotive flat products, wire rod & specialty bar & titanium, plate exports, tin plate exports, and international business

Director	Yuji Yokoyama	Manages machinery & materials, Kimitsu Branch Office, Tokai Branch Office, Osaka Machinery & Materials, Kyushu Machinery & Materials, Muroran Regional Office, Kamaishi Regional Office, Machinery & Materials, Raw Materials, and Hikari Regional Office

Director	Haruhiro Saito

Manages head office steel products sales (excluding plate exports and tin plate exports), Hokkaido Branch Office, Tohoku Branch Office, Morioka Regional Office, Kita-Kanto Regional Office, Niigata Regional Office, Hokuriku Regional Office, Osaka Sales Office, Nagoya Sales Office, Kyushu Sales Office, and matters related to project sales

(Also serves as an outside director of Koike Sanso Kogyo Co., Ltd.)

Director	Akio Tamagawa	Manages corporate planning, credit management, and accounting & finance

Director	Akio Uemura	Manages personnel and secretarial affairs

Director	Yasuhiro Imabayashi	Manages general administration, legal affairs, environment, public affairs, and information & communication systems

Director	Satoshi Kazusa	Assists Senior Managing Executive Officer Saito and is responsible for Head Office steel products sales (excluding plate and tin plate exports) and matters related to project sales

Senior corporate auditor	Ikuo Ebihara

Senior corporate auditor	Yukio Watanabe

Corporate auditor	Yoshihiro Ogura Yutaka Takeuchi	Attorney at Hibiki Law Office Executive officer of Nippon Steel & Sumitomo Metal

Notes	1.	Corporate auditors Yoshihiro Ogura and Yutaka Takeuchi are outside corporate auditors. Yoshihiro Ogura meets the requirements of the Tokyo Stock Exchange for an independent officer without the risk of conflict of interests with shareholders.
	2.	Corporate Auditor Yutaka Takeuchi has extensive accounting experience and considerable knowledge concerning finances and accounting.
	3.	Corporate auditor who resigned during the fiscal year under review: Katsuhiko Ota, effective June 27, 2012
	4.	The lineup of managing executive officers since April 1, 2013 is as set forth below.

Position	Name	Areas of Responsibility
President	Tetsuo Imakubo*

Senior Managing Executive Officer	Kazuo Yamaguchi*	Manages overseas steel business administration, steel product exports, automotive flat products, wire rod & specialty bar & titanium, plate exports, tin plate exports, and international business

Senior Managing Executive Officer	Yuji Yokoyama*	Manages machinery & materials, Kimitsu Branch Office, Tokai Branch Office, Osaka Machinery & Materials, Kyushu Machinery & Materials, Muroran Regional Office, Kamaishi Regional Office, Machinery & Materials, Raw Materials, and Hikari Regional Office

Senior Managing Executive Officer	Haruhiro Saito*

Manages head office steel products sales (excluding plate exports and tin plate exports), Hokkaido Branch Office, Tohoku Branch Office, Kita-Kanto Regional Office, Niigata Regional Office, Hokuriku Regional Office, Osaka Sales Office, Nagoya Sales Office, Kyushu Sales Office, and matters related to project sales

(Also serves as an outside director of Koike Sanso Kogyo Co., Ltd.)

Senior Managing Executive Officer	Akio Tamagawa*	Manages corporate planning, credit management, and accounting & finance

Managing Executive Officer	Akio Uemura*	Manages personnel and secretarial affairs

Managing Executive Officer	Satoshi Yamada	Assists Senior Managing Executive Officer Yamaguchi, is in charge of China

Managing Executive Officer	Yasuhiro Imabayashi*	Manages general administration, legal affairs, environment, public affairs, and information & communication systems

Managing Executive Officer	Satoshi Kazusa*	Assists Senior Managing Executive Officer Saito and is responsible for Head Office steel products sales (excluding plate and tin plate exports) and matters related to project sales

Executive Officer	Yukio Nakano	Assists Senior Managing Executive Officer Yamaguchi, is in charge of Thailand, Vietnam and India

Executive Officer	Keiji Moriwaki	Assists Senior Managing Executive Officer Saito, is in charge of Osaka Sales Office (Osaka Sales Office Manager);
Cooperates with Senior Managing Executive Officer Yokoyama in Osaka Machinery & Materials

Executive Officer	Yuichiro Sekine	Assists Senior Managing Executive Officer Yokoyama, is in charge of Machinery & Materials, Kimitsu Branch Office, Tokai Branch Office, Osaka Machinery & Materials, Kyushu Machinery & Materials, Muroran Regional Office, Kamaishi Regional Office, industrial machinery, raw materials, and Hikari Regional Office

Executive Officer	Toshiaki Nakamura	Assists Senior Managing Executive Officer Yamaguchi, is in charge of overseas steel business administration, Steel Products Export Department I, wire rod & specialty bar & titanium, plate exports, tin plate exports, Bangladesh, and Dubai

Executive Officer	Yuji Sueki	Assists Senior Managing Executive Officer Yamaguchi, is in charge of Steel Products Export Department II, and Automotive Flat Products

Executive Officer	Kazuhiko Kato	Assists Senior Managing Executive Officer Tamagawa, is in charge of Corporate Planning, and Credit Management.

Executive Officer	Otomaru Tomimoto	Assists Senior Managing Executive Officer Yamaguchi, is in charge of Steel Products Export Department III.

Executive Officer	Shingo Maeda	Assists Senior Managing Executive Officer Saito, is in charge of Nagoya Sales Office (Nagoya Sales Office Manager).

Executive Officer	Hiroyuki Okayama	Assists Senior Managing Executive Officer Tamagawa, is in charge of President-assigned special matters.

Executive Officer	Masanori Tochika	Assists Senior Managing Executive Officer Saito, is in charge of Kyushu Sales Office (Kyushu Sales Office Manager); cooperates with Senior Managing Executive Officer Yokoyama in Kyushu Machinery & Materials

*	Denotes officers who also serve as directors.

(2)	Compensation to Directors and Corporate Auditors

Directors (8)	244,375,000 yen
Corporate auditors (5)	44,266,000 yen (including 5,800,000 yen to three outside corporate auditors)

*	The above includes remuneration to one corporate auditor who resigned as of the close of the 35th ordinary General Shareholders Meeting on June 27, 2012.

(3)	Outside Directors and Corporate Auditors

(i)	Outside corporate auditor Yoshihiro Ogura

(a)	Important concurrent positions at other organizations and relationships between these organizations and the Company

Mr. Ogura is an attorney at Hibiki Law Office. There is no noteworthy relationship between the law office and the Company.

(b)	Relationships with main trading parties and other related parties

Not applicable.

(c)	Main activities during the fiscal year

•	Attendance at Board of Directors meetings: Attended 14 of 15 meetings

•	Attendance at Board of Corporate Auditors meetings: Attended 12 of 12 meetings

•	Expression of opinions: Made comments as necessary from the perspective of business audits as a corporate auditor.

(ii)	Outside corporate auditor Yutaka Takeuchi

(a)	Important concurrent positions at other organizations and relationships between these organizations and the Company

Mr. Takeuchi is an executive officer of Nippon Steel & Sumitomo Metal. Nippon Steel & Sumitomo Metal is a major trading partner and a major shareholder (top shareholder) of the Company.

(b)	Relationships with main trading parties and other related parties

Not applicable.

(c)	Main activities during the fiscal year

•	Attendance at Board of Directors meetings: Attended 9 of 13 meetings

•	Attendance at Board of Corporate Auditors meetings: Attended 6 of 10 meetings

•	Expression of opinions: Made comments as necessary from the perspective of business audits as a corporate auditor.

(iii)	Summary of limitation of liability agreements

Pursuant to Article 427, Paragraph 1 of the Companies Act and Article 36, Paragraph 2 of the Articles of Incorporation, the Company has entered into agreements with each outside corporate auditor limiting liability for the conduct specified in Article 423, Paragraph 1 of the Companies Act to the amount of the minimum liability stipulated in Article 425, Paragraph 1 of the Companies Act.

5.	Accounting Auditor

(1)	Name of Accounting Auditor

KPMG AZSA LLC

(2)	Compensation to Accounting Auditor

• Total compensation and other amounts paid to the accounting auditor in the fiscal year under review:	56 million yen
• Total compensation to be paid by the Company and its subsidiaries in money or other assets:	56 million yen

Notes	1.	The above amounts include compensation for audits pursuant to the Financial Instruments and Exchange Act.
	2.	Of the Company’s main subsidiaries, Nippon Steel Trading America, Inc., Shenzhen NS Steel Centre Co., Ltd., Dongguan Tetsuwa Metals Co., Ltd., Nippon Steel Trading (H.K.) Co., Ltd., Nippon Steel Trading (Thailand) Co., Ltd., and Siam Lotus Co., Ltd. were audited by different accounting auditors from the ones noted above.

(3)	Summary of limitation of liability agreements

The Company has not entered into an agreement limiting liability specified in Article 423, Paragraph 1 of the Companies Act with the accounting auditor.

(4)	Details of Non-Audit Services

Not applicable.

(5)	Matters Relating to an Accounting Auditor that has Resigned During the Fiscal Year under Review

Not applicable.

(6)	Policy Regarding Decisions on the Dismissal or Non-Reappointment of the Accounting Auditor

If good cause arises pursuant to the provisions of laws or regulations, the Board of Corporate Auditors will decide by resolution to dismiss an accounting auditor, or if a substantial impediment to the continuation of accounting audits by the accounting auditor occurs, the Company will submit to the General Shareholders Meeting a resolution for dismissal or non-reappointment of the accounting auditor.

6.	Company Systems and Policies

(1)	Systems to ensure that the Directors execute their responsibilities in compliance with laws and regulations and the Articles of Incorporation, and other systems to ensure proper business operations

The Company seeks to be a firm that continuously raises its corporate value and is trusted by society. To ensure compliance with relevant laws and to ensure the reliability of financial reports and effectiveness and efficiency of operations, the company has established and appropriately implements the following internal control systems and strives to continuously improve them from the perspective of further reinforcing corporate governance.

(i)	Systems to ensure that the Directors execute their responsibilities in compliance with laws and regulations and the Articles of Incorporation

The Board of Directors makes decisions or receives reports concerning matters material to management in accordance with the Board of Directors rules and other rules.

Directors carry out their duties according to their respective areas of responsibility in accordance with the decisions of the Board of Directors, supervise the execution of duties by employees, and report to the Board of Directors.

(ii)	Systems to retain and manage information relating to performance of duties by Directors

Persons responsible for management concerning information relating to the performance of duties including Board of Directors meeting minutes shall be clarified in accordance with rules on information management, levels of confidentiality shall be established, and information shall be retained appropriately.

Also, in addition to complying with the provisions of laws and regulations concerning important management plans, financial information, and other corporate information, timely and accurate disclosures shall be made.

(iii)	Rules and systems related to the management of risk of loss

Each executive officer identifies and assesses operational risks in his own division and responds in accordance with rules.

Each functional division exposed to risks adopts rules concerning risks relating to the Company’s social responsibility including safety and sanitation, disaster preparedness, information management, intellectual property, the environment, quality assurance, and the reliability of financial reporting from a companywide perspective, makes the content of those rules known in each division, identifies and assesses the status of risk management in each division through monitoring and other means, and takes measures including providing guidance and advice. Further, reports on important matters are made to the Board of Directors and to the Management Conference, a deliberative body that addresses general operational policies.

When an unforeseen event that could have a material impact on management occurs, the Management Conference is immediately convened and appropriate measures are taken in a timely manner under the guidance of the president to minimize the damage and impact.

(iv)	Systems to ensure that Directors exercise their duties efficiently

Decisions concerning significant individual management planning, business strategy, and financing matters are made by the Board of Directors following deliberations by the Management Conference.

The execution of operations in accordance with decisions of the Board of Directors is carried out by executive officers including representative directors. The authority and responsibilities of each executive officer are clearly stated and necessary operational procedures are specified in basic rules, organizational rules, and operational rules.

(v)	Systems to ensure that employees conduct business in compliance with relevant laws and regulations and the Articles of Incorporation

Operation of the Company’s internal control systems is performed independently by each division under the responsibility of the respective executive officer.

Each executive officer ensures total compliance with laws, regulations, and rules within his respective division and takes measures to prevent violations of laws and regulations in business conduct, and if conduct or facts that may be in violation of laws and regulations are discovered, promptly reports to the General and Legal Affairs Division, Human Resources and Secretarial Division, Finance Division, or executive officer responsible for compliance depending on the specific circumstances. A division that has received such a report works in collaboration with the functional divisions to correct the violations and prevent reoccurrence.

The Internal Audit Division conducts internal audits in accordance with the Internal Audit Rules and takes measures to prevent, quickly identify, and correct violations of rules and improper conduct.

These divisions report to the Internal Audit Division, Management Conference, or Board of Directors concerning significant matters such as violations of laws and regulations in business operations.

Employees are under obligation to comply with laws, regulations, and rules and to perform their duties appropriately. Employees who act in violation of laws and regulations are subject to disciplinary measures in accordance with the Employment Rules and the Commendation and Discipline Rules.

The Company has established and operates internal reporting systems that allow employees and their family members to receive consultation and reports on risks relating to the performance of business operations.

The Company conducts periodic training and prepares and distributes manuals on compliance with laws, regulations, and rules, and develops and enhances employee educational programs.

(vi)	Systems to ensure the appropriateness of business operations of the corporation and the business group consisting of the Company and its subsidiaries

The Company prepares and distributes notices issued in the name of the president concerning compliance matters to establish decision-making standards for the conduct of business by the Company and group companies.

The Group shares business strategies and implements group-wide management while taking into consideration the business characteristics of each group company.

The management rules of affiliated companies set forth fundamental rules concerning the management of group companies, and those rules are appropriately implemented under the executive officers responsible for management at each group company.

The internal control systems of each group company are independently created and operated under the responsibility of the respective executive officers and presidents of the group companies.

Measures concerning the internal control of group companies are enhanced through risk management activities conducted by functional divisions.

The Group is not in any way involved with anti-social forces, and if any improper demands are received from anti-social forces, the Group cooperates with police and other relevant organizations and responds with an uncompromising attitude.

(vii)	Matters concerning audits by corporate auditors

Directors and employees report in a timely and appropriate manner to the corporate auditors and Board of Corporate Auditors concerning the status of the performance of their duties and important matters including facts that may have a material impact on management.

Directors share information with the corporate auditors at Board of Directors and Management Conference meetings concerning material management matters including the status of internal control systems and engage in dialogue with the corporate auditors. When necessary, directors receive reports from the corporate auditors.

The Internal Audit Division collaborates with the corporate auditors by exchanging opinions concerning significant matters related to management whenever necessary, as well as through other means.

To assist in the performance of duties by the corporate auditors, the Company established the Board of Corporate Auditors Office and has assigned a small number of administrative personnel. To ensure the independence of these administrative personnel from the directors, administrative personnel are signed on a full-time basis and perform audit-related duties under the direction of the corporate auditors. Personnel transfers, evaluations, and the like concerning administrative personnel require consultations with the corporate auditors.

(2)	Basic policies concerning control of the Company

No noteworthy matters.

(3)	Policies concerning decisions to distribute surpluses

The Company adopts policies on dividends as an important management matter based on business results and takes into consideration the accumulation of capital to reinforce the Company’s management foundations and financial standing and to make investments for raising the Company’s corporate value while fully considering the provision of continuous and stable returns to shareholders.

Note:	Monetary amounts and numbers of shares stated in this business report are rounded down to the nearest whole unit indicated, and other figures are rounded off.

Consolidated Balance Sheet

As of March 31, 2013

Unit: Million Yen

Item	Amount	Item	Amount
Assets		Liabilities
Current Assets	219,024	Current liabilities	178,298
Cash and deposits	19,536	Notes and accounts payable-trade	107,120
Notes and accounts receivable-trade	159,123	Electronically-recorded obligations-operating	7,490
Lease receivables and lease investment assets	3,178	Short-term loans payable	50,868
Merchandise and finished goods	27,844	Current portion of payables under fluidity trade receivables	3,111
Deferred tax assets	1,164	Income taxes payable	1,317
Short-term loans receivable	5	Provision for bonuses	884
Other	8,622	Other	7,504
Allowance for doubtful accounts (less)	(452)	Noncurrent liabilities	21,024
Noncurrent assets	43,146	Long-term loans payable	15,000
Property, plant and equipment	18,686	Payables under fluidity trade receivables	1,747
Buildings and structures	6,965	Provision for retirement benefits	616
Machinery, equipment and vehicles	2,681	Provision for loss on guarantees	104
Tools, furniture and fixtures	312	Provision for loss on litigation	245
Land	8,302	Other	3,310

Lease assets	194	Total liabilities	199,322

Construction in progress	231	Net Assets
Intangible fixed assets	1,061	Shareholders’ equity	54,020
Software	720	Capital stock	8,750
Other	341	Capital surplus	8,750
Investments and other assets	23,398	Retained earnings	36,594
Investment securities	14,001	Treasury stock (less)	(73)
Long-term loans receivable	213	Accumulated other comprehensive income	(1,198)
Deferred tax assets	443	Valuation difference on available-for-sale securities	603
Other	9,079	Deferred gains or losses on hedges	(69)
Allowance for doubtful accounts (less)	(339)	Foreign currency translation adjustment	(1,732)
		Minority interests	10,026

		Total Net Assets	62,848

Total Assets	262,171	Total Liabilities and Net Assets	262,171

Consolidated Statements of Income

For the Fiscal Year from

April 1, 2012 to

March 31, 2013

	Unit: Million Yen

Item	Amount
Net sales		1,026,354
Cost of sales		980,535

Gross profit		45,818
Selling, general and administrative expenses		35,888

Operating income		9,930
Non-operating income
Interest income	369
Dividend income	192
Equity in earnings of affiliates	489
Reversal of allowance for doubtful accounts	129
Other	663	1,843

Non-operating expenses
Interest expenses	1,148
Foreign exchange losses	384
Loss on transfer of receivables	90
Other	367	1,991

Ordinary income		9,782
Extraordinary income
Reversal of allowance for loss on compensation	278	278

Extraordinary loss
Investment securities impairment loss	137
Loss on adjustment for changes of accounting standard for asset retirement obligations	101
Loss on sales of golf club memberships	16	255

Income before income taxes and minority interests		9,804
Income taxes-current	3,258
Income taxes-deferred	175	3,434

Income before minority interests		6,370
Minority interests in income		232

Net income		6,138

Consolidated Statements of Changes in Net Assets

For the Fiscal Year from

April 1, 2012 to

March 31, 2013

					Unit: Million Yen
	Shareholders’ Equity
	Capital stock	Capital Surplus	Retained Earnings	Treasury Stock	Total Shareholders’ Equity
Balance as of April 1, 2012	8,750	8,750	35,560	(72)	52,988
Changes during the period
Distribution of surplus			(1,105)		(1,105)
Net income			6,138		6,138
Purchases of treasury stock				(4,001)	(4,001)
Disposal of treasury stock		(4,000)		4,000	—
Transfer to retained earnings from capital surplus		4,000	(4,000)		—
Other changes during the period (net)
Total changes during the period	—	—	1,033	(1)	1,032
Balance as of March 31, 2013	8,750	8,750	36,594	(73)	54,020

	Accumulated Other Comprehensive Income			Minority Interests	Total Net Assets
	Valuation difference on available-for- sale securities	Deferred gains or losses on hedges	Foreign currency translation adjustments
Balance as of April 1, 2012	341	(46)	(4,032)	8,938	58,189
Changes during the period
Distribution of surplus					(1,105)
Net income					6,138
Purchases of treasury stock					(4,001)
Disposal of treasury stock					—
Transfer to retained earnings from capital surplus					—
Other changes during the period (net)	262	(22)	2,299	1,087	3,627
Total changes during the period	262	(22)	2,299	1,087	4,659
Balance as of March 31, 2013	603	(69)	(1,732)	10,026	62,848

Notes to Consolidated Financial Statements

I.	Notes concerning Material Items for the Preparation of the Consolidated Financial Statements

1.	Scope of Consolidation

(1)	Number of consolidated subsidiaries and names of principal consolidated subsidiaries

(i)	Number of consolidated subsidiaries: 38

(ii)	The names of the principal consolidated subsidiaries are as set forth in the Business Report under 1.

Items	Relating to the Current Status of the Business Group, (5) Status of Parent Company and Principal Subsidiaries

(2)	Names of principal unconsolidated subsidiaries

(i)	The principal unconsolidated subsidiary is Takahashi Steel (H.K.) Co., Ltd.

(ii)	Reason for exclusion from consolidation

All unconsolidated subsidiaries are small-scale companies, and their total assets, net sales, net income or loss corresponding to the Company’s interest, and retained earnings do not have a material impact on the Consolidated Financial Statements, and accordingly, they are excluded from the scope of consolidation.

2.	Application of equity method

(1)	Number of unconsolidated subsidiaries and affiliates accounted for by the equity method and names of principal companies

(i)	There are no unconsolidated subsidiaries accounted for by the equity method.

(ii)	Number of equity-method affiliates: 17

The names of principal equity-method affiliates are NS Stainless Corporation, Suzhou Nippon Steel Service Center Co., Ltd., and Shanghai Jiari Precise Steel Sheet Products Co., Ltd.

(2)	Names of unconsolidated subsidiaries or affiliates not accounted for by the equity method

(i)	The principal company is Takahashi Steel (H.K.) Co., Ltd.

(ii)	Reason for non-application of the equity method

All companies not accounted for by the equity method are excluded because they have an insignificant impact on the Consolidated Financial Statements in terms of net income or loss corresponding to the Company’s interests and the total of retained earnings corresponding to the Company’s interests on the Consolidated Financial Statements and, as a whole, because of their insignificance.

3.	Accounting Policies

(1)	Valuation standards and valuation methods for significant assets

(i)	Securities

Available-for-sale securities

Securities with market values	Market valuation method based on the fiscal year-end market price (the difference, net of tax, between acquisition cost and carrying market value of the securities is included in accumulated other comprehensive income; the cost of securities sold is computed based on the moving average method)

Securities without market values	Generally stated at cost, based on the moving average method

(ii)	Inventories

Generally stated at cost, based on the moving average method (consolidated balance sheet values are calculated using the book value reduction method based on declining profitability)

(2)	Methods of depreciation and amortization of significant depreciable assets

(i)	Property, plant and equipment (excluding lease assets)

The Company and its domestic consolidated subsidiaries generally apply the declining-balance method in accordance with the standards specified in the Corporation Tax Act, and foreign consolidated subsidiaries generally apply the straight-line methods over the useful lives of the assets.

However, the straight-line method is applied to the Company’s buildings (excluding building fixtures) and the buildings (excluding building fixtures) of domestic consolidated subsidiaries acquired on or after April 1, 1998.

(Changes in accounting policies that are difficult to distinguish from changes in accounting estimates)

In accordance with amendment of the Corporation Tax Act, the Company and its consolidated subsidiaries changed the depreciation method for property, plant and equipment acquired on or after April 1, 2012 to the method under the revised act starting in this fiscal year. The impact of this change on income and loss is insignificant.

(ii)	Intangible assets (excluding lease assets)

The straight-line method is generally applied in accordance with the standards specified in the Corporation Tax Act. However, software for internal use is amortized by the straight-line method over the internally available period (five years).

(iii)	Lease assets

Lease assets arising from finance lease transactions that do not transfer ownership

Assets are depreciated using the straight-line method based on the assumption that the useful life equals the lease term and the residual value equals zero.

Lease assets arising from finance lease transactions that do not transfer ownership whose lease terms commenced on or before March 31, 2008 are depreciated using the method for ordinary lease transactions.

(3)	Standards for significant reserves and allowances

(i)	Allowance for doubtful accounts

In preparation for possible loss from bad debt in receivables, allowance for general receivables is provided based on the rate of past losses, and specific allowances are provided for estimated uncollectible amounts after reviewing collectability of receivables individually.

(ii)	Employee bonuses

To prepare for the payment of bonuses to employees, the Company calculates the estimated value of future payments and charges an appropriate portion of this obligation to the period.

(iii)	Provision for retirement benefits

To prepare for the payment of employee retirement benefits, the amount considered to have arisen within the period is charged to the period on the basis of the estimated value of projected retirement benefit obligations and pension assets at the end of this period. Differences at the time of accounting changes (4,431 million yen) are accounted for using the straight-line method over 15 years. Prior service cost is charged to expenses using the lump-sum. Actuarial differences are also charged to expenses from the following fiscal year using the straight-line method based on a certain number of years (11 years) within the average remaining service of the employees when incurred.

(Additional Information)

Some domestic subsidiaries modified their retirement benefit programs during the consolidated fiscal year under review

(iv)	Provision for obligation guaranty losses

To prepare for obligation guaranty losses, estimated losses are charged, taking into consideration the financial standing of the guarantee.

(v)	Provision for litigation losses

To prepare for litigation losses, likely future losses are estimated and an amount determined to be necessary is charged.

(4)	Standards for reporting main income and expenses

Standards for reporting income from financial leases

Amounts equal to interest are not reported in sales and are distributed to each period.

(5)	Other significant matters for preparing the consolidated financial statements

(i)	Method of hedge accounting

Generally, deferred hedge accounting is applied. Futures and currency swaps that satisfy the requirements for designation for special accounting treatment are designated, and interest rate swaps that satisfy the requirements for special treatment are subject to special treatment.

(ii)	Consumption tax accounting

The tax exclusion method is applied with respect to accounting for consumption taxes and local consumption taxes. However, amounts of consumption taxes not subject to exemption relating to assets are reported as expenses in the consolidated fiscal year of occurrence.

II.	Notes to Consolidated Balance Sheet

1.	Accumulated depreciation deducted from property and equipment: 11,945 million yen

2.	Guarantee obligations and note-related recourse obligations

(1)	Guarantee obligations

These are guarantee obligations for loans from financial institutions to companies other than consolidated subsidiaries. The main guarantee recipients are as follows. In cases where there are debt arrangements among multiple guarantors, the Company’s debt amount is indicated.

Suzhou Nippon Steel Service Center Co., Ltd.	831 million yen
Shanghai Jiari Precise Steel Sheet Products Co., Ltd.	354 million yen
Santoku Seiken Co., Ltd.	250 million yen
Siam Tinplate Co., Ltd.	122 million yen
Others (four guarantees)	209 million yen

Total	1,768 million yen

(2) Notes receivable discounted	5,550 million yen
(3) Notes receivable endorsed	175 million yen
(4) Buyback duty in conjunction with securitization of receivables	8,475 million yen

3.	Notes maturing on the last day of a consolidated fiscal year

Notes maturing on the last day of a consolidated fiscal year are settled on the day that the note clears. The last day of the consolidated fiscal year under review was a bank holiday, so the following notes matured on the last day of the consolidated fiscal year are included in the year-end balances.

Note receivable	7,313 million yen
Notes payable	515 million yen

III.	Notes to Consolidated Statement of Changes in Net Assets

1.	Number and types of shares issued as of the end of the consolidated fiscal year

Common stock	134,801,000 shares

2.	Dividends

(1)	Dividends paid

Resolution	Type of shares	Total dividends paid (million yen)	Dividends per share (yen)	Record date	Effective date
June 27, 2012 Regular General Shareholders Meeting	Common Stock	538	4 yen	March 31, 2012	June 28, 2012
	Class B Shares	28	72.355 yen	March 31, 2012	June 28, 2012

October 31, 2012 Board of Directors	Common stock	538	4 yen	September 30, 2012	December 3, 2012

(2)	Dividends concerning which the record date is within this fiscal year but of which the effective date is within next fiscal year

Resolution	Type of shares	Total dividends paid (million yen)	Source of funds	Dividends per share (yen)	Record date	Effective date

June 21, 2013 Regular General Shareholders Meeting	Common stock	538	Retained earnings	4 yen	March 31, 2013	June 24, 2013

IV.	Notes on Financial Instruments

1.	Status of financial instruments

(1)	Policy on financial instruments

The Group limits investments to short-term deposits and makes use of bank loans to raise capital.

Derivatives are limited to transactions in conjunction with actual demand in accordance with the Derivative Transaction Management Rules and are never used for speculative purposes with the aim of achieving gains on sales.

The Group engages in currency exchange futures transactions with respect to amounts of foreign currency necessary for settlement at the time of each transaction to avoid the risks of changes in exchange rates relating to receivables and obligations denominated in foreign currencies for import and export transactions and to finalize settlement amounts.

The Group uses derivative transactions (interest rate swaps and currency swaps) to reduce interest payments and avoid interest rate risks with respect to loans and other financial transactions.

The Group conducts commodity swap transactions to avoid the risk of changes in market prices of some products with fixed prices and to finalize settlement amounts.

(2)	Particulars and risks of financial instruments

Nearly all trade receivables such as notes receivable and accounts receivable are due within one year. Operating receivables are exposed to customer credit risks. Trade receivables relating to import and export transactions denominated in foreign currencies are exposed to the risk of fluctuation in currency exchange rates, but when there are no trade obligations in the same currency, in general, the Group hedges by using forward foreign currency contracts. To avoid the risk of fluctuation in currency exchange rates with respect to long-term receivables payable in foreign currencies relating to the export of industrial equipment to overseas consolidated subsidiaries, the entire amount is assigned immediately after the receivables arise.

Lease receivables and lease investment assets comprise long-term receivables in foreign currencies relating to lease assets arising from finance lease transactions that do not transfer ownership for industrial equipment by overseas consolidated subsidiaries and are exposed to customer credit risks. As long-term receivables in foreign currencies, they are also exposed to the risk of fluctuation in currency exchange rates, but there are securitized trade obligations in the same foreign currencies.

Investment securities are securities held mainly for the purpose of strengthening ties with trading partners as investments necessary for carrying out business strategies. They are exposed to the risk of fluctuations in asset values as a result of the performance and financial standing of the investment targets.

Most trade obligations including notes payable, accounts payable, and electronically-recorded obligations are due within one year. Trade obligations denominated in foreign currencies relating to import and export transactions are exposed to the risk of fluctuation in currency exchange rates, but when there are no trade obligations in the same currency, in general, the Group hedges by using forward foreign currency contracts.

Some products sold at fixed prices are exposed to the risk of changes in prices, but the Group hedges by using commodity swaps.

Long-term and short-term loans are obtained in accordance with the Capital Management Rules to secure the operating capital necessary for business transactions. Variable interest rate loans are exposed to the risk of fluctuations in interest rates. To avoid interest rate fluctuation risks and stabilize interest payments relating to long-term variable interest rate loans, the Group hedges using derivative transactions (interest rate swaps and currency swaps) for each contract.

With regard to the current portion of payables under securitized trade receivables, as indicated above, securitized amounts with foreign currency recourse amounts relating to export of industrial equipment to overseas consolidated subsidiaries are recorded as obligations in consolidated accounts.

(3)	Risk management financial instruments

(i)	Credit risk (the risk of nonpayment by counterparties) management

The Group determines the propriety of conducting commercial transactions with a focus on ensuring security.

The Group manages trade receivables in accordance with settlement terms and credit limits set prior to commencing transactions for each trading partner in accordance with the Transaction Limit Rules and strives to identify questionable accounts and prevent defaults in the ordinary course of operations by closely monitoring the status of trading partners and exchanging information within the group.

The Group engages in derivative transactions only with highly creditworthy financial institutions to reduce credit risks associated with default by agreement counterparties.

(ii)	Market risk (risk of fluctuations in exchange rates, interest rates, and other market prices)

In cases where corresponding trade receivables and trade obligations in foreign currencies do not exist, the Company and some of its consolidated subsidiaries hedge known foreign exchange risks by using forward foreign currency contracts concerning foreign currency amounts necessary for settlement at the time of each transaction. The risk of fluctuations in foreign exchange rates concerning some receivables denominated in foreign currencies is avoided through assignment. Also, commodity swap transactions are to avoid the risk of changes in market prices of some products with fixed prices.

When acquiring investment securities, the Group analyzes the results and financial standing of the issuer as well as market trends, calculates expected returns, and performs other economic evaluations in accordance with the Investment and Financing Management Rules. After acquisition, the Group periodically monitors the market price of securities it holds, the results and financial standing of the issuer, and transactions with the Group, and confirms the significance of maintaining holdings.

(iii)	Management of liquidity risks relating to capital procurement

The Group prepares quarterly capital plans that include revenues and expenditures from operating activities as well as investment and financing activities.

In addition, the Group manages liquidity risks by establishing lines of credit with diverse, multiple financial institutions as a means of raising capital and adjusting the balance of long- and short-term loans in consideration of the market environment.

The Company has also entered into a long-term, 15 billion-yen commitment line agreement with its correspondent financial institutions for the purpose of ensuring stability and liquidity in capital procurement.

(4)	Additional information concerning fair value of financial instruments

The fair values of financial instruments referenced in 2. Fair Value of Financial Instruments, are values based on market value, and in cases where there is no market value, include reasonably-calculated values. Certain assumptions are made concerning the calculation of fair values, and therefore, the values of financial instruments are subject to change when different assumptions are adopted.

The contract values relating to the derivative transactions referenced in 2. Fair Value of Financial Instruments, Note 1 (10), do not indicate the market risks relating to the derivative transactions.

2.	Fair Value of Financial Instruments

The amounts on the consolidated balance sheet, fair values, and the difference between them as of March 31, 2013 are set forth in the following table. Assets whose fair values are extremely difficult to determine are excluded from the table (see Note 2).

Unit: Million Yen

	Amount on Consolidated Balance Sheet (A)	Fair Value (B)	Difference ((B) – (A))
(1) Cash and deposits	19,536	19,536	—
(2) Notes and accounts receivable-trade	159,123	159,123	—
(3) Lease receivables and lease investment assets	3,178	3,140	(38)
(4) Investment securities
Other securities	5,640	5,640	—

Total Assets	187,480	187,442	(38)

(5) Notes and accounts payable-trade	107,120	107,120	—
(6) Electronically-recorded obligations	7,490	7,490	—
(7) Short-term loans	50,868	50,868	—
(8) Current portion of payables under fluidity trade receivables	4,859	4,832	(27)
(9) Long-term loans	15,000	15,172	172

Total liabilities	185,339	185,484	145

(10) Derivative transactions	—	—	—

Note 1. Computation method of fair values of financial instruments, and matters concerning securities and derivatives

Assets

(1)	Cash and deposits and (2) Notes and accounts receivable-trade

These assets are settled in the short term and the fair values are almost equal to book values, so the book values are used.

(3)	Lease receivables and lease investment assets

The fair values of these assets are calculated for each contract by discounting future cash flows at an interest rate constituting yield on government bonds or other appropriate indicator adjusted for credit risk.

(4)	Investment securities

Fair values are the prices in leading markets.

Liabilities

(5)	Notes and accounts payable-trade, (6) Electronically-recorded obligations, and (7) Short-term loans

These liabilities are settled in the short term and the fair values are almost equal to book values, so the book values are used.

(8)	Current portion of payables under fluidity trade receivables

The fair values of these liabilities are calculated for each contract by discounting future cash flows at an interest rate constituting yield on government bonds or other appropriate indicator adjusted for credit risk.

(9)	Long-term loans

The fair value of long-term fixed loans is measured by using a method in which principal and interest cash flows are discounted over the remaining term at a reasonably-estimated applicable interest rate for similar new long-term loans payable at that time.

Long-term loans payable with variable interest rates are subject to special accounting treatment for currency swap transactions (see (10)(ii) below), and their fair values are calculated by discounting the principal and interest cash flows for the remaining period in which they are treated together with interest rate swaps and currency swaps at an interest rate reasonably estimated as applicable in a case where similar new loans were taken out at the present time.

Derivatives

(10)	Derivative transactions

(i)	Transactions to which hedge accounting does not apply: No applicable transactions

(ii)	Transactions to which hedge accounting applies: The contract amounts of principal values specified in contracts on the consolidated settlement date for each hedge accounting method are set forth in the table below.

Commodity swaps are used, but transactions without year-end balances are not included.

	Unit: Million Yen

Hedge accounting method	Derivative transaction type	Main hedge target	Contract Amount		Fair Value	Fair value calculation method
				Portion exceeding 1 year
Interest rate swap special handling	Interest rate swap	Long-term loans	8,500	8,500	(*1)
	Fixed payment variable receipts

Currency swap designation	Currency swap	Long-term loans	2,000	2,000	(*1)

Forward exchange designation	Forward currency exchange contracts	Accounts receivable				Calculated based on the prices indicated by correspondent financial institutions
	Selling currency
	US dollar		9,528	5	183
	Renminbi		517	—	96
	Euro		142	—	0
	Australian dollar		44	—	2
	Thai baht		7	—	0
	HK dollar		6	—	0
	Buying currency	Accounts payable
	US dollar		3,185	—	(32)
	Yen		183	—	(8)
	Euro		38	—	5
	Australian dollar		9	—	0
	HK dollar		0	—	0

	Total		13,664	5	—

*1.	Transactions hedged by interest rate swap special handling and currency swap allocation are reported with the long-term loans that are the targets of the hedges, and therefore, the fair values are included in the values of the long-term loan (see note 9 above).

Note	2. Financial instruments whose fair values are extremely difficult to determine

Unit: Million Yen
Category	Amount reported on consolidated balance sheet
Unlisted shares, etc.	8,360

These financial instruments do not have market prices and future cash flows cannot be estimated, making it extremely difficult to determine fair value, and consequently, are not included in (4) Investment Securities.

V.	Per Share Information

Net assets per share:	392.77 yen
Net income per share:	45.64 yen

VI.	Material Subsequent Events

The Company reached a final agreement with Sumikin Bussan Corporation concerning a merger of the two companies effective October 1, 2013. Following approval by their Boards of Directors, the companies executed a merger agreement on April 26, 2013.

Balance Sheet

As of March 31, 2013

			Unit: Million Yen

Item	Amount	Item	Amount
Assets		Liabilities
Current Assets	165,251	Current liabilities	142,796
Cash and deposits	7,788	Notes payable-trade	591
Notes receivable	10,226	Electronically-recorded obligations-trade	7,492
Accounts receivable-trade	129,674	Accounts payable-trade	89,152
Merchandise and finished goods	8,170	Short-term loans	37,720
Advances	2,820	Lease obligations	6
Pre-paid expenses	147	Accounts payable-other	225
Deferred tax assets	578	Expenses payable	1,202
Accrued income	139	Income taxes payable	960
Short-term loans to affiliates	2,812	Advances received	3,318
Accounts due	263	Deposits received	1,239
Consumption taxes receivable	2,571	Deferred income	52
Other	186	Allowance for bonuses	568
Allowance for doubtful accounts	(129)	Other	265
Noncurrent assets	31,279	Noncurrent liabilities	17,045
Property, plant and equipment	5,171	Long-term loans payable	15,000
Buildings	1,170	Lease obligations	4
Structures	65	Deferred tax liabilities	591
Machinery and equipment	76	Provision for loss on guarantees	104
Vehicles	0	Long-term deposits	1,304
Tools, furniture and fixtures	31	Asset retirement obligations	4
Land	3,816	Other	36
Lease assets	11
Intangible fixed assets	469

Software	469	Total liabilities	159,841

Other	0	Net Assets
Investments and other assets	25,637	Shareholders’ equity	36,261
Investment securities	7,228	Capital stock	8,750
Shares of affiliates	9,250	Capital surplus	8,750
Equity interests	761	Capital reserves	8,750
Interests in affiliates	4,100	Retained earnings	18,827
Long-term loans	76	Other capital surplus	18,827
Long-term loans to employees	51	Earned surplus	18,827
Bankruptcy reorganization claims	205	Treasury stock	(66)
Long-term pre-paid expenses	63	Valuation and translation adjustments	427
Pre-paid pension expenses	2,170	Valuation difference on available-for-sale securities	556
Guarantees provided	1,516	Deferred gain or loss on hedges	(128)
Other	512

Allowance for doubtful accounts	(300)	Total Net Assets	36,688

Total assets	196,530	Total Liabilities and Net Assets	196,530

Consolidated Statements of Income

For the Fiscal Year from

April 1, 2012 to

March 31, 2013

	Unit: Million Yen

Item	Amount
Net sales		912,389
Cost of sales
Beginning inventory	8,897
Purchases	876,706

Subtotal	885,603
Ending inventory	8,170	877,432

Gross profit		34,956
Selling, general and administrative expenses		27,798

Operating income		7,157
Non-operating income
Interest income	305
Dividend income	889
Equity in earnings of affiliates	217
Reversal of allowance for doubtful accounts	94
Other	282	1,789

Non-operating expenses
Interest expenses	904
Foreign exchange losses	68
Loss on transfer of receivables	293
Other	228	1,493

Ordinary income		7,453
Extraordinary income
Reversal of allowance for loss on compensation	278	278

Extraordinary loss
Investment securities impairment loss	137
Loss on sales of golf club memberships	16	154

Income before income taxes		7,578
Income taxes-current	2,578
Income taxes-deferred	(9)	2,568

Net income		5,009

Statement of Changes in Net Assets

For the Fiscal Year from

April 1, 2012 to

March 31, 2013

Unit: Million Yen

	Shareholders’ Equity
				Retained Earnings		Treasury Stock	Total Shareholders’ Equity
		Capital Surplus		Other retained earnings
	Capital stock	Capital reserves	Other capital surplus	Class B Share Acquisition Reserves	Unappropriated retained earnings
Balance as of April 1, 2012	8,750	8,750	—	—	18,923	(65)	36,357
Changes during the period
Allowance for Class B Share acquisition				4,000	(4,000)		—
Drawdown of reserves for Class B Share Acquisition				(4,000)	4,000		—
Distribution of surplus					(1,105)		(1,105)
Net income					5,009		5,009
Purchases of treasury stock						(4,001)	(4,001)
Disposal of treasury stock			(4,000)			4,000	—
Transfer to retained earnings from capital surplus			4,000		(4,000)		—
Other changes during the period (net)

Total changes during the period	—	—	—	—	(95)	(1)	(96)

Balance as of March 31, 2013	8,750	8,750	—	—	18,827	(66)	36,261

	Valuation and translation differences		Total Net Assets
	Valuation difference on available-for-sale securities	Deferred gain or loss on hedges
Balance as of April 1, 2012	322	(52)	36,628
Changes during the period
Allowance for Class B Share acquisition			—
Drawdown of reserves for Class B Share Acquisition			—
Distribution of surplus			(1,105)
Net income			5,009
Purchases of treasury stock			(4,001)
Disposal of treasury stock			—
Transfer to retained earnings from capital surplus			—
Other changes during the period (net)	233	(76)	157

Total changes during the period	233	(76)	60

Balance as of March 31, 2013	556	(128)	36,688

Notes to Financial Statements

I.	Significant Accounting Policies

1.	Asset Valuation Standards and Methods

(1)	Securities

Shares of subsidiaries and affiliated companies: The historical cost method using the moving average method is applied.

Other securities

Securities with market value	Market value based on market prices and other fair values on the settlement date (valuation differences are accounted for in net assets, and the cost of securities sold is computed based on the moving average method).

Securities without market value	The historical cost method using the moving average method is applied.

(2)	Inventories

Merchandise	The historical cost method using the moving average method (other methods are applied to certain products) is applied (balance sheet amounts are determined by writing down the book value to reflect the decline in profitability).

2.	Depreciation Methods for Fixed Assets

(1)	Property, plant and equipment (excluding lease assets)

The standards for depreciation specified in the Corporation Tax Act are applied. The straight-line method is applied to buildings (excluding fixtures) and the declining-balance method is applied to other tangible fixed assets.

(Changes in accounting policies that are difficult to distinguish from changes in accounting estimates)

In accordance with amendment of the Corporation Tax Act, the Company and its consolidated subsidiaries changed the depreciation method for property, plant and equipment acquired on or after April 1, 2012 to the method under the revised act starting in this fiscal year. The impact of this change on income and loss is insignificant.

(2)	Intangible assets (excluding lease assets)

The straight-line method is applied in accordance with the standards specified in the Corporation Tax Act.

Software for internal use is amortized by the straight-line method over the internally available period (five years).

(3)	Lease assets

Lease assets arising from finance lease transactions that do not transfer ownership

Assets are depreciated using the straight-line method based on the assumption that the useful life equals the lease term and the residual value equals zero.

Lease assets arising from finance lease transactions that do not transfer ownership whose lease terms commenced on or before March 31, 2008 are depreciated using the method for ordinary lease transactions.

3.	Standards for reserves and allowances

(1)	Allowance for doubtful accounts

In preparation for possible loss from bad debt in receivables, allowance for general receivables is provided based on the rate of past losses, and specific allowances are provided for estimated uncollectible amounts after reviewing collectability of receivables individually.

(2)	Employee bonuses

To prepare for the payment of bonuses to employees, the Company calculates the estimated value of future payments and charges an appropriate portion of this obligation to the period.

(3)	Provision for obligation guaranty losses

To prepare for obligation guaranty losses, estimated losses are charged, taking into consideration the financial standing of the guarantee.

(4)	Provision for retirement benefits

To prepare for the payment of employee retirement benefits, the amount considered to have arisen within the period is charged to the period on the basis of the estimated value of projected retirement benefit obligations and pension assets at the end of this period. At the end of the fiscal year, because pension assets exceeded the retirement benefit obligations adjusted for unrecognized actuarial difference and unprocessed transition obligations, such excess portion is reported on the balance sheet as pre-paid pension expenses.

Differences at the time of accounting changes (4,018 million yen) are accounted for using the straight-line method over 15 years.

Actuarial differences are charged to expenses from the following fiscal year using the straight-line method based on a certain number of years (11 years) within the average remaining service of the employees when incurred.

4.	Other significant matters for preparing the consolidated financial statements

(1)	Method of hedge accounting

Deferred hedge accounting is applied. Futures and currency swaps that satisfy the requirements for designation for special accounting treatment are designated, and interest rate swaps that satisfy the requirements for special treatment are subject to special treatment.

(2)	Consumption tax accounting

The tax exclusion method is applied with respect to accounting for consumption taxes and local consumption taxes. However, amounts of consumption taxes not subject to exemption relating to assets are reported as expenses in the consolidated fiscal year of occurrence.

II.	Changes in Presentation Methods

Balance Sheet

In the previous fiscal year, uncollected consumption taxes included in uncollected revenues under current assets exceeded one one-hundredth of total assets, and accordingly, a separate category was created this fiscal year. In the previous fiscal year, uncollected consumption taxes included in uncollected revenues under current assets were 1,848 million yen.

In the previous fiscal year, pre-paid pension expenses included in long-term prepaid expenses under investments and other assets exceeded one one-hundredth of total assets, and accordingly, a separate category was created this fiscal year. In the previous fiscal year, paid pension expenses included in long-term prepaid expenses under investments and other assets were 2,623 million yen.

Statements of Income

In the past, foreign exchange losses were included in “other” under non-operating expenses, but this fiscal year, foreign exchange losses exceeded ten one-hundredths of non-operating expenses, and a separate category was created. Foreign-exchange losses included in “other” under non-operating expenses did not occur in the previous fiscal year.

III.	Notes to the Balance Sheet

1.	Accumulated depreciation deducted from property and equipment: 1,992 million yen

2.	Guarantee obligations and note-related recourse obligations

(1)	Guarantees obligations

These are guarantee obligations for loans from financial institutions to companies other than consolidated subsidiaries. The main guarantee recipients are as follows. In cases where there are debt arrangements among multiple guarantors, the Company’s debt amount is indicated.

Suzhou Nippon Steel Service Center Co., Ltd.	831 million yen
Shanghai Jiari Precise Steel Sheet Products Co., Ltd.	354 million yen
NS Hanoi Steel Service Co., Ltd.	253 million yen
Santoku Seiken Co., Ltd.	250 million yen
Siam Tinplate Co., Ltd.	122 million yen
Others (four guarantees)	209 million yen

Total	2,022 million yen

(2) Notes receivable discounted	10,829 million yen
(3) Buyback duty in conjunction with securitization of receivables	8,475 million yen
(4) Trade receivables securitization balance	4,859 million yen

The Company retains ownership of financial instruments relating to securitized receivables.

3.	Monetary Receivables from and Payables to Affiliated Companies (excluding those reported in other categories)

Short-term monetary receivables	39,813 million yen
Short-term monetary payables	20,423 million yen

4.	Notes maturing on the last day of a consolidated fiscal year

Notes maturing on the last day of a consolidated fiscal year are settled on the day that the note clears. The last day of the consolidated fiscal year under review was a bank holiday, so the following notes matured on the last day of the consolidated fiscal year are included in year-end balances.

Notes receivable	6,478 million yen
Notes payable	112 million yen

IV.	Notes to the Statement of Income

Transactions with Affiliated companies

Sales	187,724 million yen
Purchases	527,494 million yen
Transactions other than operating transactions	2,862 million yen

V.	Notes to the Statement of Changes in Net Assets

Types and number of treasury shared at the end of the fiscal year

Common stock	276,414 shares

VI.	Notes on Tax Effect Accounting

Deferred tax assets are principally caused by allowances for bonuses, allowances for doubtful accounts, and non-recognition of unpaid income taxes. Deferred tax liabilities are principally caused by pre-paid pension expenses.

The amount of deferred tax assets minus deferred tax liabilities is 527 million yen.

VII.	Notes on Fixed Assets Used Under Leases

In addition to the fixed assets reported on the balance sheet, the main fixed assets used under finance lease agreements that do not transfer ownership (leases whose commencement date was on or before March 31, 2008) are office equipment.

VIII.	Notes on Transactions with Related Parties

1.	Parent Company and Principal Corporate Shareholders

	Unit: Million Yen
Type	Name	Voting Rights Owned (voting rights of the Company owned by the Affiliate)	Relationship with related party	Details of transactions	Transaction Amount	Category	Year-end balance
Other affiliate	Nippon Steel & Sumitomo Metal Corporation	Ownership Direct: 0.0% Ownership of the Company Direct: 32.5% Indirect 1.8%	Purchase of various steel products and sale of raw materials and fuel Secondment of and concurrent service by officers	Purchase of various steel products	492,533	Accounts receivable	14,824
				Sale of raw materials, fuel and machinery	61,249	Accounts payable	17,796
				Acquisition of Class B shares	4,000	—	—

Business terms and policies for determination of business terms

The terms for the purchase of various steel products and for the sale of raw materials, fuel, and machinery are the same as the terms for other parties with which the Company is not affiliated.

Notes:	1.	Of the amounts indicated, transaction amounts do not include consumption taxes, and year-end receivables and payables balances include consumption taxes.
	2.	The Class B shares were acquired with the approval of the Ordinary General Shareholders Meeting held on June 27, 2012 in accordance with Article 156 of the Companies Act.

2.	Affiliated Companies

	Unit: Million Yen
Type	Name	Voting Rights Owned (voting rights of the Company owned by the Affiliate)	Relationship with related party	Details of transactions	Transaction Amount	Category	Year-end balance
Subsidiary	NSM Coil Center Co., Ltd.	Ownership Direct: 61.0%	Purchase and sale of various steel products	Sale of various steel products	14,632	Accounts receivable	4,661
	Nippon Steel Trading America, Inc.	Ownership Direct: 100.0%	Sale of various steel products	Sale of various steel products	14,738	Accounts receivable	603
	Takahashi Steel Co., Ltd.	Ownership Direct: 80.0%	Sales of specialty steel	Sales of specialty steel	5,645	Accounts receivable	2,099

Affiliate	Tetsusho Kayaba Corporation	Ownership Direct: 35.3% Ownership of the Company Direct: 0.0%	Purchase and sale of various steel products	Sale of various steel products	11,832	Accounts receivable	2,446
	JS Processing Co., Ltd.	Ownership Direct: 35.0%	Purchase and sale of stainless steel scrap	Sale of stainless steel scrap	15,722	Accounts receivable	2,001

Business terms and policies for determination of business terms

The terms for the purchase and sale of various steel products are the same as the terms for other parties with which the Company is not affiliated.

Note:	Of the amounts indicated, transaction amounts do not include consumption taxes, and year-end receivables and payables balances include consumption taxes.

3.	Sister Companies

						Unit: Million Yen
Type	Name	Voting Rights Owned (voting rights of the Company owned by the Affiliate)	Relationship with related party	Details of transactions	Transaction Amount	Category	Year-end balance
	Nippon Steel & Sumikin Stainless Steel Corporation (a subsidiary of Nippon Steel & Sumitomo Metal)	None	Purchase of various stainless steel products and sale of stainless steel scrap and steel products	Sale of stainless steel scrap and various steel products	38,564	Accounts receivable	4,392
				Purchase of various stainless steel products	20,856	Accounts payable	982
	Nippon Steel & Sumikin Metal Products Co., Ltd. (a subsidiary of Nippon Steel & Sumitomo Metal)	Ownership of the Company Direct: 1.0%	Purchase and sale of various steel products	Sale of various steel products	13,725	Accounts receivable	4,552
				Purchase of various steel products	19,595	Accounts payable	6,121
Other affiliated companies	Nippon Steel & Sumikin Coated Sheet Corporation (a subsidiary of Nippon Steel & Sumitomo Metal)	None	Purchase and sale of various steel products	Sale of various steel products	21,645	Accounts receivable	9,082
				Purchase of various steel products	11,805	Accounts payable	3,788
	Osaka Steel Co., Ltd. (a subsidiary of Nippon Steel & Sumitomo Metal)	Ownership of the Company Direct: 0.0%	Purchase and sale of various steel products	Purchase of various steel products	14,308	Accounts payable	4,708
	Komatsu Shearing Co., Ltd. (a subsidiary of Nippon Steel & Sumitomo Metal)	None	Purchase and sale of various steel products	Sale of various steel products	4,446	Accounts receivable	2,179

Business terms and policies for determination of business terms

The terms for the purchase and sale of various steel products are the same as the terms for other parties with which the Company is not affiliated.

Note:	Of the amounts indicated, transaction amounts do not include consumption taxes, and year-end receivables and payables balances include consumption taxes.

IX.	Per Share Information

Net assets per share	272.73 yen
Net income per share	37.24 yen

X.	Material Subsequent Events

The Company reached a final agreement with Sumikin Bussan Corporation concerning a merger of the two companies effective October 1, 2013. Following approval by their Boards of Directors, the companies executed a merger agreement on April 26, 2013.

Copy of Accounting Auditors’ Report concerning Consolidated Financial Statements

Independent Auditors Report

May 9, 2013

Board of Directors

Nippon Steel Trading Co., Ltd.

KPMG AZSA LLC

Designated Limited Liability Partner Engagement Partner	Certified Public Accountant	Hideki Yanagisawa	(Seal)

Designated Limited Liability Partner Engagement Partner	Certified Public Accountant	Hiroshi Tawara	(Seal)

Designated Limited Liability Partner Engagement Partner	Certified Public Accountant	Akihito Nishino	(Seal)

We have audited the consolidated financial statements, comprising the consolidated balance sheet, the consolidated statement of income, the consolidated statement of changes in net assets and the consolidated individual notes of Nippon Steel Trading Co., Ltd. for the consolidated fiscal term from April 1, 2012 to March 31, 2013 in accordance with Article 444, Paragraph 4 of the Companies Act.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements and supplementary schedules in accordance with accounting principles generally accepted in Japan. This includes establishment and implementation of such internal controls as management determines are necessary to enable the preparation and fair presentation of financial statements and supplementary schedules that are free from material misstatements, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion from an independent perspective on the financial statements and the related supplementary schedules on the basis of our audit. We conducted our audit in accordance with auditing standards generally accepted in Japan. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and the related supplementary schedules are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures are selected and applied depending on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements and the related supplementary schedules, whether due to fraud or error. In making those risk assessments, the auditors do not consider internal control for the purpose of expressing an opinion on its effectiveness, but consider internal control relevant to the entity’s preparation and fair presentation of the financial statements and the related supplementary schedules in order to design audit procedures that are appropriate in the circumstances. An audit also includes evaluating the appropriateness of accounting policies used, the method of their application, and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above, which were prepared in accordance with accounting principles generally accepted in Japan, present fairly, in all material respects, the financial position and the results of operation of Nippon Steel Trading Co., Ltd. and its subsidiaries for the period for which the consolidated financial statements were prepared.

Emphasis of Matter

Without qualifying our opinion, we draw attention to the execution by the Company of a merger agreement with Sumikin Bussan Corporation on April 26, 2013, as indicated in the important subsequent events of the individual notes.

Our opinion is not qualified in respect of this matter.

Conflicts of Interest

The firm and its engagement partners have no interest in the Company which should be disclosed in compliance with the Certified Public Accountants Act.

Copy of Accounting Auditors’ Report

Independent Auditors Report

May 9, 2013

Board of Directors

Nippon Steel Trading Co., Ltd.

KPMG AZSA LLC

Designated Limited Liability Partner Engagement Partner	Certified Public Accountant	Hideki Yanagisawa	(Seal)

Designated Limited Liability Partner Engagement Partner	Certified Public Accountant	Hiroshi Tawara	(Seal)

Designated Limited Liability Partner Engagement Partner	Certified Public Accountant	Akihito Nishino	(Seal)

We have audited the financial statements, comprising the balance sheet, the statement of income, the statement of changes in net assets and the individual notes and supplementary schedules of Nippon Steel Trading Co., Ltd. for the 36th fiscal term from April 1, 2012 to March 31, 2013 in accordance with Article 436, Paragraph 2, Item (1) of the Companies Act.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements and supplementary schedules in accordance with accounting principles generally accepted in Japan. This includes establishment and implementation of such internal controls as management determines are necessary to enable the preparation and fair presentation of financial statements and supplementary schedules that are free from material misstatements, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion from an independent perspective on the financial statements and the related supplementary schedules on the basis of our audit. We conducted our audit in accordance with auditing standards generally accepted in Japan. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and the related supplementary schedules are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements and the related supplementary schedules. The procedures are selected and applied depending on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements and the related supplementary schedules, whether due to fraud or error. In making those risk assessments, the auditors do not consider internal control for the purpose of expressing an opinion on its effectiveness, but consider internal control relevant to the entity’s preparation and fair presentation of the financial statements and the related supplementary schedules in order to design audit procedures that are appropriate in the circumstances. An audit also includes evaluating the appropriateness of accounting policies used, the method of their application, and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements and the related supplementary schedules.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements and the related supplementary schedules referred to above, which were prepared in accordance with accounting principles generally accepted in Japan, present fairly, in all material respects, the financial position and the results of operation of Nippon Steel Trading Co., Ltd. for the period for which the financial statements and the related supplementary schedules were prepared.

Emphasis of Matter

Without qualifying our opinion, we draw attention to the execution by the Company of a merger agreement with Sumikin Bussan Corporation on April 26, 2013, as indicated in the important subsequent events of the individual notes.

Our opinion is not qualified in respect of this matter.

Conflicts of Interest

The firm and its engagement partners have no interest in the Company which should be disclosed in compliance with the Certified Public Accountants Act.

Copy of the Board of Corporate Auditors Report

Audit Report

The Board of Corporate Auditors, having received a report from each corporate auditor on the method and results of his audit on the performance of duties during the 36th fiscal period from April 1, 2012 to March 31, 2013 and as a result of discussion, hereby prepares the Audit Report and reports as follows.

1.	Method and details of audit performed by corporate auditors and the Board of Corporate Auditors

The Board of Corporate Auditors established the audit policy and audit plan. The Board of Corporate Auditors received reports on the status and results of audits from corporate auditors. The Board of Corporate Auditors also received reports on the status and issues of business from directors and corporate officers, received reports on audit plan and the status of execution of duties from accounting auditors, and requested explanations when necessary.

Each of the auditors complied with audit policies and audit plan established by the Board of Corporate Auditors, worked to communicate with directors, corporate officers, the Internal Audit Department, accounting auditor and other employees, made efforts to gather information and establish the audit environment, and in addition to attending the meetings of the Board of Directors, Management Committee, and other important meetings, received reports from the directors and employees regarding performance of their duties, requesting explanations when necessary, inspected approval documents concerning matters such as important decisions, and investigated the conditions of the business and financial conditions at the head office and principal offices. Furthermore, the Board of Corporate Auditors periodically received reports from directors, employees, and others, requested explanations when necessary, and expressed opinions regarding status of establishment and operation of systems for ensuring that the execution of the duties of directors described in the Business Report complied with laws and regulations and the Articles of Incorporation as well as the content of the resolution of the Board of Directors regarding the establishment of the systems stipulated in Article 100, Paragraph 1 and Paragraph 3 of the Enforcement Regulations of the Companies Act and the status of systems based on that resolution (internal control systems) that are necessary for ensuring the proprietary of the Company’s operations.

The Board of Corporate Auditors received reports on evaluation and audit of internal controls relating to the financial reports from directors and KPMG AZSA LLC and requested explanations when necessary.

With respect to subsidiaries, the Board of Corporate Auditors communicated and exchanged information with directors and auditors of subsidiaries and received business reports from subsidiaries as necessary.

Based on the above methods, the Board of Corporate Auditors examined the business report and the accompanying detailed statements for this business term.

Furthermore, the Board of Corporate Auditors monitored and verified whether the accounting auditor maintained its independence and implemented appropriate audits and received reports from the accounting auditors regarding the performance of their duties and sought explanations as necessary. In addition, we received notice from the accounting auditor that the “systems for ensuring the appropriate execution of duties by the accounting auditor” (matters set forth in each item of Article 131 of the Company Accounting Ordinance) is established in accordance with the Quality Management Standards Regarding Audits (Business Accounting Council, October 28, 2005) and other relevant standards, and sought explanations as necessary.

Based on the above methods, the Board of Corporate Auditors examined the financial statements (balance sheet, statement of income, statement of changes in net assets, and individual notes to financial statements) and the accompanying supplementary schedules as well as the consolidated financial statements (consolidated balance sheet, consolidated statement of income, consolidated statement of changes in net assets, and individual notes to consolidated financial statements) for this business term.

2.	Result of Audit

(1)	Audit result concerning the business report and other documents

1.	The business report and supplementary schedules accurately represent the Company’s situation as required by laws and regulations and the Articles of Incorporation.

2.	No irregularity or violation of applicable laws or regulations or the Articles of Incorporation was found with respect to the performance of duties by the Directors.

3.	The content of the resolution of the Board of Directors regarding internal control systems appropriate. We found no matters concerning the execution of duties by the directors with respect to internal control systems.

Reports were received from the directors and KPMG AZSA LLC to the effect that there were no material irregularities concerning internal control system relating to the financial reports.

(2)	Audit results concerning financial statements and supplementary schedules

The auditing method of KPMG AZSA LLC, the accounting auditor, and the results of the audit are appropriate.

(3)	Audit results of consolidated financial statements

The auditing method of KPMG AZSA LLC, the accounting auditor, and the results of the audit are appropriate.

    May 15, 2013

Board of Corporate Auditors, Nippon Steel Trading Co., Ltd.

Senior Corporate Auditor	Ikuo Ebihara	(seal)

Senior Corporate Auditor	Yukio Watanabe	(seal)

Corporate Auditor	Yoshihiro Ogura	(seal)

Corporate Auditor	Yutaka Takeuchi	(seal)